Exhibit 99.3
Item 8. Financial Statements and Supplementary Data
CONEXANT SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	October 3,	September 28,
	2008	2007
	(In thousands, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$105,883	$234,147
Restricted cash	26,800	8,800
Receivables, net of allowances of $834 and $1,659, respectively	48,997	80,856
Inventories, net	19,372	19,002
Other current assets	37,938	17,717
Current assets held for sale	29,730	273,870

Total current assets	268,720	634,392
Property, plant and equipment, net	17,410	30,591
Goodwill	110,412	106,065
Intangible assets, net	10,611	6,544
Other assets	39,250	64,482
Long-term assets held for sale	—	143,895

Total assets	$446,403	$985,969

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$17,707	$58,000
Short-term debt	40,117	80,000
Accounts payable	34,894	80,571
Accrued compensation and benefits	13,201	21,111
Other current liabilities	43,189	66,652
Current liabilities to be assumed	3,995	9,698

Total current liabilities	153,103	316,032
Long-term debt	373,693	467,000
Other liabilities	56,341	55,871
Long-term liabilities to be assumed	—	551

Total liabilities	583,137	839,454

Commitments and contingencies (Note 7)
Shareholders’ (deficit) equity:
Preferred and junior preferred stock	—	—
Common stock, $0.01 par value: 100,000 shares authorized; 49,601 and 49,236 shares issued and outstanding	496	493
Additional paid-in capital	4,744,140	4,725,729
Accumulated deficit	(4,879,208)	(4,578,219)
Accumulated other comprehensive loss	(2,083)	(1,385)
Shareholder notes receivable	(79)	(103)

Total shareholders’ (deficit) equity	(136,734)	146,515

Total liabilities and shareholders’ (deficit) equity	$446,403	$985,969

See accompanying notes to consolidated financial statements.

CONEXANT SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended
	October 3,	September 28,	September 29,
	2008	2007	2006
	(In thousands, except per share amounts)
Net revenues	$331,504	$360,703	$485,571
Cost of goods sold(1)	137,251	161,972	223,809
Gain on cancellation of supply agreement	—	—	(17,500)

Gross margin	194,253	198,731	279,262
Operating expenses:
Research and development(1)	58,439	91,885	101,274
Selling, general and administrative(1)	77,905	80,893	89,863
Amortization of intangible assets	3,652	9,555	18,450
Asset impairments	277	225,380	85
Special charges	18,682	8,360	3,731

Total operating expenses	158,955	416,073	213,403

Operating income (loss)	35,298	(217,342)	65,859
Interest expense	27,804	36,953	32,567
Other expense (income), net	9,223	(36,505)	14,281

(Loss) income from continuing operations before income taxes and gain (loss) on equity method investments	(1,729)	(217,790)	19,011
Provision for income taxes	849	798	889

(Loss) income from continuing operations before gain (loss) on equity method investments	(2,578)	(218,588)	18,122
Gain (loss) on equity method investments	2,804	51,182	(8,164)

Income (loss) from continuing operations	226	(167,406)	9,958
Gain on sale of discontinued operations, net of tax	6,268	—	—
Loss from discontinued operations, net of tax(1)	(306,670)	(235,056)	(132,549)

Net loss	$(300,176)	$(402,462)	$(122,591)

Income (loss) per share from continuing operations — basic	$—	$(3.42)	$0.21

Income (loss) per share from continuing operations — diluted	$—	$(3.42)	$0.20

Loss per share from discontinued operations — basic and diluted	$(6.21)	$(4.80)	$(2.77)

Net loss per share — basic and diluted	$(6.08)	$(8.22)	$(2.56)

Shares used in basic per-share computations	49,394	48,940	47,933

Shares used in diluted per-share computations	49,653	48,940	48,821

(1)	These captions include non-cash employee stock-based compensation expense as follows (see Note 8):

	Fiscal Year Ended
	October 3,	September 28,	September 29,
	2008	2007	2006
Cost of goods sold	$370	$426	$382
Research and development	2,725	6,157	9,249
Selling, general and administrative	9,185	7,271	19,312
Loss from discontinued operations, net of tax	4,135	5,897	16,632
See accompanying notes to consolidated financial statements.

CONEXANT SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	October 3,	September 28,	September 29,
	2008	2007	2006
	(In thousands)
Cash flows from operating activities
Net loss	$(300,176)	$(402,462)	$(122,591)
Adjustments to reconcile net loss to net cash used in operating activities, net of effects of acquisitions:
Depreciation	19,311	25,091	19,670
Gain on sale of business	(6,268)	—	—
Amortization of intangible assets	16,144	22,099	30,705
Asset impairments	263,535	350,913	—
Impairment of marketable and non-marketable securities	—	—	20,286
(Reversal of) charges for provision for bad debts, net	(751)	20	(2,192)
Charges for (reversal of) inventory provisions, net	7,253	(606)	(1,884)
Loss on termination of defined benefit plan	6,294	—	—
Deferred income taxes	(39)	231	(792)
Stock-based compensation	15,869	19,751	44,945
Decrease in fair value of derivative instruments	14,881	952	16,666
(Gains) losses on equity method investments	(2,804)	(51,182)	8,164
Gain on cancellation of supply agreement	—	—	(17,500)
Gain on sales of equity securities, investments and other assets	(896)	(17,016)	(5,659)
Other items, net	4,506	(4,920)	(2,813)
Changes in assets and liabilities:
Receivables	32,633	42,099	(33,593)
Inventories	9,326	36,131	(576)
Accounts payable	(45,010)	(30,732)	2,774
Accrued expenses and other current liabilities	(36,210)	3,710	(15,795)
Other, net	(15,948)	(5,930)	(8,140)

Net cash used in operating activities	(18,350)	(11,851)	(68,325)

Cash flows from investing activities
Proceeds from sale of equity securities and other assets	—	168,186	6,870
Proceeds from sales and maturities of marketable debt securities	—	100,573	146,219
Purchases of marketable securities	—	(27,029)	(93,646)
Purchases of property, plant and equipment	(5,958)	(30,322)	(34,011)
Proceeds from sales of property, plant and equipment	8,949	—	—
Payments for acquisitions, net of cash acquired	(16,088)	(5,029)	(11,531)
Purchases of equity securities	(755)	(1,200)	(2,454)
Restricted cash	(18,000)	—	(8,800)
Net proceeds from sale of business	95,367	—	—

Net cash provided by investing activities	63,515	205,179	2,647

Cash flows from financing activities
(Repayment) proceeds from short-term debt, net of expenses of $1,124, $1,198 and $1,541	(39,883)	(1,198)	78,459
Proceeds from long-term debt, net of expenses of $10,240 and $6,417	—	264,760	243,583
Repurchases and retirements of long-term debt	(133,600)	(456,500)	(254,684)
Proceeds from issuance of common stock	1,088	9,568	21,050
Interest rate swap security deposit	(2,517)	—	—
Repayment of shareholder notes receivable	25	21	192

Net cash (used in) provided by financing activities	(174,887)	(183,349)	88,600

Net (decrease) increase in cash and cash equivalents	(129,722)	9,979	22,922
Cash and cash equivalents at beginning of year	235,605	225,626	202,704

Cash and cash equivalents at end of year	$105,883	$235,605	$225,626

See accompanying notes to consolidated financial statements.

CONEXANT SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
AND COMPREHENSIVE LOSS

					Accumulated	Notes
			Additional		Other	Receivable			Total
	Common Stock		Paid-In	Accumulated	Comprehensive	from	Treasury	Unearned	Shareholders’
	Shares	Amount	Capital	Deficit	(Loss) Income	Stock Sales	Stock	Compensation	Equity (Deficit)
	(In thousands)
Balance at October 1, 2005	47,468	$475	$4,662,173	$(4,053,166)	$(22,012)	$(304)	$(5,584)	$(12,489)	$569,093
Net loss	—	—	—	(122,591)	—	—	—	—	(122,591)
Currency translation adjustment	—	—	—	—	(376)	—	—	—	(376)
Change in unrealized gain on derivative contracts	—	—	—	—	180	—	—	—	180
Impairment of marketable securities	—	—	—	—	18,870	—	—	—	18,870
Change in unrealized losses on available-for-sale securities	—	—	—	—	(11,007)	—	—	—	(11,007)
Minimum pension liability adjustment	—	—	—	—	2,249	—	—	—	2,249

Comprehensive loss									(112,675)
Adoption of SFAS 123R	—	—	(20,691)	—	—	—	—	12,489	(8,202)
Issuance of common stock	1,180	12	21,612	—	—	—	—	—	21,624
Purchase of treasury stock	—	—	—	—	—	—	(239)	—	(239)
Interest earned on notes receivable	—	—	—	—	—	(9)	—	—	(9)
Settlement of notes receivable	—	—	—	—	—	192	—	—	192
Payment of acquisition-related share price guarantee	—	—	(4,631)	—	—	—	—	—	(4,631)
Employee stock-based compensation expense	—	—	44,945	—	—	—	—	—	44,945

Balance at September 29, 2006	48,648	487	4,703,408	(4,175,757)	(12,096)	(121)	(5,823)	—	510,098
Net loss	—	—	—	(402,462)	—	—	—	—	(402,462)
Currency translation adjustment	—	—	—	—	5,790	—	—	—	5,790
Change in unrealized gain on derivative contracts	—	—	—	—	200	—	—	—	200
Change in unrealized losses on available-for-sale securities	—	—	—	—	1,855	—	—	—	1,855
Minimum pension liability adjustment	—	—	—	—	2,866	—	—	—	2,866

Comprehensive loss									(391,751)
Issuance of common stock	716	7	9,930	—	—	—	—	—	9,937
Cancellation of treasury stock	(128)	(1)	(5,822)	—	—	—	5,823	—	—
Interest earned on notes receivable	—	—	—	—	—	(4)	—	—	(4)
Settlement of notes receivable	—	—	—	—	—	22	—	—	22
Employee stock-based compensation expense	—	—	18,213	—	—	—	—	—	18,213

Balance at September 28, 2007	49,236	493	4,725,729	(4,578,219)	(1,385)	(103)	—	—	146,515

Net loss	—	—	—	(300,176)	—	—	—	—	(300,176)
Currency translation adjustment	—	—	—	—	(1,686)	—	—	—	(1,686)
Change in unrealized gain on derivative contracts	—	—	—	—	(837)	—	—	—	(837)
Change in unrealized losses on available-for-sale securities	—	—	—	—	(1,934)	—	—	—	(1,934)
Minimum pension liability adjustment	—	—	—	—	3,759	—	—	—	3,759

Comprehensive loss									(300,874)
Issuance of common stock	365	3	1,084	—	—	—	—	—	1,087
Reclassification to equity award	—	—	1,458	—	—	—	—	—	1,458
Adoption of FIN 48	—	—	—	(813)	—	—	—	—	(813)
Settlement of notes receivable	—	—	—	—	—	24	—	—	24
Employee stock-based compensation expense	—	—	15,869	—	—	—	—	—	15,869

Balance at October 3, 2008	49,601	$496	$4,744,140	$(4,879,208)	$(2,083)	$(79)	$—	$—	$(136,734)

See accompanying notes to consolidated financial statements.

1. Basis of Presentation and Significant Accounting Policies
     Conexant Systems, Inc. (“Conexant” or the “Company”) designs, develops, and sells semiconductor system solutions comprised of silicon, hardware, software, and firmware that are used in imaging, audio video, and various embedded-modem applications. The Company’s products and technology are used in a wide range of consumer electronics devices. In the Company’s imaging business, the Company’s solutions are used in single- and multi-function printers, facsimile machines, and photo printers. The Company also offers system-on-chip solutions for products that integrate Internet connectivity and touch-screen technology and are used in a broad range of video, audio, telephony, and digital signage applications. Examples of these products include digital photo frames, speakerphones, voice-over-IP (“VoIP”) phones, point-of-sale terminals, and home automation, security, and monitoring systems. The Company’s audio solutions are targeted at products including personal computers, PC peripheral sound systems, notebook docking stations, VoIP speakerphones, intercom, door phone, and surveillance applications. The Company’s video product offering is comprised of decoders and media bridges for video surveillance and security applications, and system solutions for analog video-based multimedia applications. The Company’s embedded-modem solutions are targeted at desktop and notebook PCs, set-top boxes, point-of-sale systems, home automation and security systems, and other industrial applications.
     Basis of Presentation — The consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, include the accounts of the Company and each of its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.
     Fiscal Year — The Company’s fiscal year is the 52- or 53-week period ending on the Friday closest to September 30. Fiscal year 2008 was a 53-week year and ended on October 3, 2008. Fiscal years 2007 and 2006 were 52-week years and ended on September 28, 2007 and September 29, 2006, respectively.
     Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Among the significant estimates affecting the consolidated financial statements are those related to business combinations, revenue recognition, allowance for doubtful accounts, inventories, long-lived assets (including goodwill and intangible assets), deferred income taxes, valuation of warrants, valuation of equity securities, stock-based compensation, restructuring charges and litigation. On an on-going basis, management reviews its estimates based upon currently available information. Actual results could differ materially from those estimates.
     Common Stock — On June 27, 2008, the Company effected a 1-for-10 reverse stock split. Accordingly, the accompanying consolidated financial statements have been retroactively restated to reflect the reverse stock split.
     Revenue Recognition — The Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the sales price and terms are fixed and determinable, and (iv) the collection of the receivable is reasonably assured. These terms are typically met upon shipment of product to the customer. The majority of the Company’s distributors have limited stock rotation rights, which allow them to rotate up to 10% of product in their inventory two times a year. The Company recognizes revenue to these distributors upon shipment of product to the distributor, as the stock rotation rights are limited and the Company believes that it has the ability to reasonably estimate and establish allowances for expected product returns in accordance with Statement of Financial Accounting Standards (SFAS) No. 48, “Revenue Recognition When Right of Return Exists.” Development revenue is recognized when services are performed and was not significant for any periods presented.
     Prior to the fourth quarter of fiscal 2008, revenue with respect to sales to certain distributors was deferred until the products were sold by the distributors to third parties. At September 28, 2007, deferred revenue related to sales to these distributors was $2.7 million. During the three months ended October 3, 2008, the Company evaluated three distributors for which revenue has historically been recognized when the purchased products are sold by the distributor to a third party due to the Company’s inability in prior years to enforce the contractual terms related to any right of return. The Company’s evaluation revealed that it is able to enforce the contractual right of return for the three distributors in an effective manner similar to that experienced with the other distributor customers. As a result, in the fourth quarter of fiscal 2008, the Company commenced the recognition of revenue on these three distributors upon shipment which is consistent with the revenue recognition point of other distributor customers. As a result, in the three month period ended October 3, 2008, the Company recognized $2.6 million of revenue on sales to these three distributors related to the change to revenue recognition upon shipment with a corresponding charge to cost of goods sold of $1.0 million. At October 3, 2008, there is no significant deferred revenue related to sales to the Company’s distributors.
     Revenue with respect to sales to customers to whom the Company has significant obligations after delivery is deferred until all significant obligations have been completed. At October 3, 2008 and September 28, 2007, deferred revenue related to shipments of products for which the Company has on-going performance obligations was $0.2 million and $0.2 million, respectively.
     Deferred revenue is included in other current liabilities on the accompanying consolidated balance sheets. During the first quarter of fiscal 2008, the Company recorded approximately $14.7 million of non-recurring revenue from the buyout of a future royalty stream.
     Research and Development — The Company’s research and development (R&D) expenses consist principally of direct personnel costs to develop new semiconductor products, allocated indirect costs of the R&D function, photo mask and other costs for pre-production evaluation and testing of new devices and design and test tool costs. The Company’s R&D expenses also include the costs for design automation, advanced package development and non-cash stock-based compensation charges for R&D personnel.
     During the first quarter of fiscal 2008, the Company reviewed its methodology of capitalizing photo mask costs used in product development. Photo mask designs are subject to significant verification and uncertainty regarding the final performance of the related part. Due to these uncertainties, the Company reevaluated its prior practice of capitalizing such costs and concluded that these costs should have been expensed as research and development costs as incurred. As a result, in fiscal 2008, the Company recorded a correcting adjustment of $5.3 million, representing the unamortized portion of the capitalized photo mask costs as of September 29, 2007. Based upon an evaluation of all relevant quantitative and qualitative factors, and after considering the provisions of Accounting Principles Board Opinion No. 28 “Interim Financial Reporting,” (“APB 28”), paragraph 29, and SEC Staff Accounting Bulletin Nos. 99 “Materiality” (“SAB 99”) and 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), the Company believes that this correcting adjustment was not material to its estimated full year results for 2008. In addition, the Company does not believe the correcting adjustment is material to the amounts reported in previous periods.
     Shipping and Handling — In accordance with Emerging Issues Task Force (EITF) Issue No. 00-10, “Accounting for Shipping and Handling Fees and Costs,” the Company includes shipping and handling fees billed to customers in net revenues. Amounts incurred by the Company for freight are included in cost of goods sold.
     Cash and Cash Equivalents — The Company considers all highly liquid investments with insignificant interest rate risk and original maturities of three months or less from the date of purchase to be cash equivalents. The carrying amounts of cash and cash equivalents approximate their fair values.
     Restricted Cash — The Company’s short term debt credit agreement requires that the Company and its consolidated subsidiaries maintain minimum levels of cash on deposit with the bank throughout the term of the agreement. The Company classified $8.8 million as restricted cash with respect to this credit agreement as of October 3, 2008 and September 28, 2007. See Note 6 for further information on the Company’s short term debt.
     As of October 3, 2008, the Company had one irrevocable stand-by letter of credit outstanding. The irrevocable stand-by letter of credit is collateralized by restricted cash balances of $18.0 million to secure inventory purchases from a vendor. The letter of credit expires on January 31, 2009. The restricted cash balance securing the letter of credit is classified as current restricted cash on the consolidated balance sheet. In addition, the Company has letters of credit collateralized by restricted cash aggregating $6.8 million to secure various long-term operating leases and the Company’s self-insured worker’s compensation plan. The restricted cash associated with these letters of credit is classified as other long term assets on the consolidated balance sheets.
     Liquidity — The Company has an $80.0 million credit facility with a bank, under which it had borrowed $40.1 million as of October 3, 2008. On November 24, 2008, the term of this credit facility was extended through November 27, 2009 and the facility remains subject to additional 364-day extensions at the discretion of the bank. In connection with the extension, the Company lowered its borrowing limit on the credit facility to $50.0 million due to the to overall lower business volumes, primarily driven by the sale of the BMP business during fiscal 2008.
     The Company believes that its existing sources of liquidity, together with cash expected to be generated from product sales, will be sufficient to fund its operations, research and development, anticipated capital expenditures and working capital for at least the next twelve months. However, additional operating losses or lower than expected product sales will adversely affect the Company’s cash flow and financial condition and could impair its ability to satisfy its indebtedness obligations as such obligations come due.
     Inventories — Inventories are stated at the lower of cost or market. Cost is computed using the average cost method on a currently adjusted standard basis (which approximates actual cost) and market is based upon estimated net realizable value. The valuation of inventories at the lower of cost or market requires the use of estimates as to the amounts of current inventories that will be sold and the estimated average selling price. These estimates are dependent on the Company’s assessment of current and expected orders from its customers, and orders generally are subject to cancellation with limited advance notice prior to shipment. See Note 4 for further information regarding inventories.
     Property, Plant and Equipment — Property, plant and equipment are stated at cost. Depreciation is based on estimated useful lives (principally 10 to 27 years for buildings and improvements, 3 to 5 years for machinery and equipment, and the shorter of the remaining lease terms or the estimated useful lives of the improvements for land and leasehold improvements). Maintenance and repairs are charged to expense. See Note 4 for further information regarding property, plant and equipment.
     Investments — The Company accounts for non-marketable investments using the equity method of accounting if the investment gives the Company the ability to exercise significant influence over, but not control of, an investee. Significant influence generally exists if the Company has an ownership interest representing between 20% and 50% of the voting stock of the investee. Under the equity method of accounting, investments are stated at initial cost and are adjusted for subsequent additional investments and the Company’s proportionate share of earnings or losses and distributions. Additional investments by other parties in the investee will result in a reduction in the Company’s ownership interest, and the resulting gain or loss will be recorded in the consolidated statements of operations. Where the Company is unable to exercise significant influence over the investee, investments are accounted for under the cost method. Under the cost method, investments are carried at cost and adjusted only for other-than-temporary declines in fair value, distributions of earnings or additional investments. See Note 12 for information regarding other-than-temporary impairment charges recorded during fiscal 2006.
     Long-Lived Assets — Long-lived assets, including fixed assets and intangible assets (other than goodwill) are amortized over their estimated useful lives. They are also continually monitored and are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. The determination of recoverability is based on an estimate of undiscounted cash flows expected to result from the use of an asset and its eventual disposition. The estimate of cash flows is based upon, among other things, certain assumptions about expected future operating performance, growth rates and other factors. Estimates of undiscounted cash flows may differ from actual cash flows due to, among other things, technological changes, economic conditions, changes to the business model or changes in operating performance. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, an impairment loss will be recognized, measured as the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined using available market data, comparable asset quotes and/or discounted cash flow models. See Note 10 for information regarding impairment charges for long-lived assets recorded during fiscal 2008 and 2007.
     Goodwill — Goodwill is not amortized. Instead, goodwill is tested for impairment on an annual basis and between annual tests whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill is tested at the reporting unit level, which is defined as an operating segment or one level below the operating segment. Goodwill impairment testing is a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill.

     If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, and the second step of the impairment test would be unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test must be performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss must be recognized in an amount equal to that excess. Goodwill impairment testing requires significant judgment and management estimates, including, but not limited to, the determination of (i) the number of reporting units, (ii) the goodwill and other assets and liabilities to be allocated to the reporting units and (iii) the fair values of the reporting units. The estimates and assumptions described above, along with other factors such as discount rates, will significantly affect the outcome of the impairment tests and the amounts of any resulting impairment losses.
     In fiscal 2008 and 2007, the Company performed assessments of goodwill. In fiscal 2008 the Company reevaluated its reporting unit operations with particular attention given to various scenarios for the Broadband Media Processing (“BMP”) business. The determination was made that the net book value of certain assets within the BMP business unit were considered not fully recoverable. As a result, the Company recorded a goodwill impairment charge of $119.6 million. This impairment charge is included in net loss from discontinued operations. In addition, in fiscal 2008 the Company continued its review and assessment of the future prospects of its businesses, products and projects with particular attention given to the Broadband Access (“BBA”) business unit. The current challenges in the competitive DSL market have resulted in the net book value of certain assets within the BBA business unit to be considered not fully recoverable. As a result, the Company recorded a goodwill impairment charge of $108.6 million. The impairment charges have been included in loss from discontinued operations.
     During fiscal 2007, the Company recorded goodwill impairment charges of $184.7 million in its results from continuing operations as a result of declines in the embedded wireless network product lines coupled with the Company’s decision to discontinue further investment in stand-alone wireless networking product lines. In addition, during fiscal 2007, the Company’s loss from discontinued operations includes goodwill impairment charges of $124.8 million resulting from declines in the performance of certain broadband media products in fiscal 2007.
     Foreign Currency Translation and Remeasurement — The Company’s foreign operations are subject to exchange rate fluctuations and foreign currency transaction costs. The functional currency of the Company’s principal foreign subsidiaries is the local currency. Assets and liabilities denominated in foreign functional currencies are translated into U.S. dollars at the rates of exchange in effect at the balance sheet dates and income and expense items are translated at the average exchange rates prevailing during the period. The resulting foreign currency translation adjustments are included in accumulated other comprehensive income (loss). For the remainder of the Company’s foreign subsidiaries, the functional currency is the U.S. dollar. Inventories, property, plant and equipment, cost of goods sold, and depreciation for those operations are remeasured from foreign currencies into U.S. dollars at historical exchange rates; other accounts are translated at current exchange rates. Gains and losses resulting from those remeasurements are included in earnings. Gains and losses resulting from foreign currency transactions are recognized currently in earnings.
     Derivative Financial Instruments — The Company’s derivative financial instruments as of October 3, 2008 principally consist of (i) the Company’s warrant to purchase six million shares of Mindspeed Technologies, Inc. (Mindspeed) common stock (ii) foreign currency forward exchange contracts and (iii) interest rate swaps. See Note 4 for information regarding the Mindspeed warrant.
     Foreign currency forward exchange contracts — The Company’s foreign currency forward exchange contracts are used to hedge certain Indian Rupee-denominated forecasted transactions related to the Company’s research and development efforts in India. The foreign currency forward contracts used to hedge these exposures are reflected at their fair values on the accompanying consolidated balance sheets and meet the criteria for designation as foreign currency cash flow hedges. The criteria for designating a derivative as a hedge include that the hedging instrument should be highly effective in offsetting changes in the designated hedged item. The Company has determined that its non-deliverable foreign currency forward contracts to purchase Indian Rupees are highly effective in offsetting the variability in the U.S. Dollar forecasted cash transactions resulting from changes in the U.S. Dollar to Indian Rupee spot foreign exchange rates. For these derivatives, the gain or loss from the effective portion of the hedge is reported as a component of accumulated other comprehensive loss on the Company’s balance sheets and is recognized in the Company’s statements of operations in the periods in which the hedged transaction affects operations, and within the same statement of operations line item as the impact of the hedged transaction. The gain or loss is recognized immediately in other (income) expense, net in the statements of operations when a designated hedging instrument is either terminated early or an improbable or ineffective portion of the hedge is identified.
     At October 3, 2008, the Company had outstanding foreign currency forward exchange contracts with a notional amount of 210 million Indian Rupees, approximately $4.4 million, maturing at various dates through December 2008. Based on the fair values of these contracts, the Company recorded a derivative liability of $0.7 million at October 3, 2008. During fiscal 2008, the Company recorded a gain of $0.1 million for hedge ineffectiveness.
     Interest Rate Swaps — During fiscal 2008, the Company entered into three interest rate swap agreements with Bear Stearns Capital Markets, Inc. (counterparty) for a combined notional amount of $200 million to mitigate interest rate risk on $200 million of its Floating Rate Senior Secured Notes due 2010. Under the terms of the swaps, the Company will pay a fixed rate of 2.98% and receive a floating rate equal to three-month LIBOR, which will offset the floating rate paid on the Notes. The interest rate swaps meet the criteria for designation as cash flow hedges in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). As a result of the repurchase of $80 million of the Company’s Floating Rate Senior Secured Notes, one of the swap contracts with a notional amount of $100 million was terminated. As a result of the swap contract termination, the Company recognized a $0.3 million gain based on the fair value of the contract on the termination date. The remaining two swap agreements require the Company to post cash collateral with the counterparty in a minimum amount of $2.1 million. The amount of collateral will adjust monthly based on a mark-to-market of the swaps. At October 3, 2008, the Company was required to post $2.5 million of cash collateral with the counterparty which is included in other non-current assets in the accompanying consolidated balance sheet. Based on the fair value of the swap agreements, the Company recorded a derivative asset of $0.05 million at October 3, 2008. The gain or loss is recognized immediately in other (income) expense, net in the statements of operations when a designated hedging instrument is either terminated early or an improbable or ineffective portion of the hedge is identified.
     The Company may use other derivatives from time to time to manage its exposure to changes in interest rates, equity prices or other risks. The Company does not enter into derivative financial instruments for speculative or trading purposes.
     Net Loss Per Share — Net loss per share is computed in accordance with SFAS No. 128, “Earnings Per Share.” Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding and potentially dilutive securities outstanding during the period. Potentially dilutive securities include stock options and warrants and shares of stock issuable upon conversion of the Company’s convertible subordinated notes. The dilutive effect of stock options and warrants is computed under the treasury stock method, and the dilutive effect of convertible subordinated notes is computed using the if-converted method. Potentially dilutive securities are excluded from the computations of diluted net loss per share if their effect would be antidilutive.
     The following potentially dilutive securities have been excluded from the diluted net loss per share calculations because their effect would have been antidilutive (in thousands):

	Fiscal Year Ended
	2008	2007	2006
Stock options and warrants	259	259	888
5.25% convertible subordinated notes due May 2006	—	—	363
4.25% convertible subordinated notes due May 2006	—	—	429
4.00% convertible subordinated notes due February 2007	—	489	1,136
4.00% convertible subordinated notes due March 2026	5,081	5,081	2,711

	5,340	5,829	5,527

     Stock-Based Compensation — In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R), “Share-Based Payment.” This pronouncement amends SFAS No. 123, “Accounting for Stock- Based Compensation,” and supersedes Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123(R) requires that companies account for awards of equity instruments issued to employees under the fair value method of accounting and recognize such amounts in their statements of operations. The Company adopted SFAS No. 123(R) on October 1, 2005 using the modified prospective method and, accordingly, has not restated the consolidated statements of operations for prior interim periods or fiscal years. Under SFAS No. 123(R), the Company is required to measure compensation cost for all stock-based awards at fair value on the date of grant and recognize compensation expense in its consolidated statements of operations over the service period that the awards are expected to vest. As permitted under SFAS No. 123(R), the Company has elected to recognize compensation cost for all options with graded vesting granted on or after October 1, 2005 on a straight-line basis over the vesting period of the entire option. For options with graded vesting granted prior to October 1, 2005, the Company will continue to recognize compensation cost over the vesting period following the accelerated recognition method described in FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans,” as if each underlying vesting date represented a separate option grant.
     Prior to the adoption of SFAS No. 123(R), the Company accounted for employee stock-based compensation using the intrinsic value method in accordance with APB Opinion No. 25, as permitted by SFAS No. 123(R) and SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Under the intrinsic value method, the difference between the market price on the date of grant and the exercise price is charged to the statement of operations over the vesting period. Prior to the adoption of SFAS No. 123(R), the Company recognized compensation cost only for stock options issued with exercise prices set below market prices on the date of grant, which consisted principally of stock options granted to replace stock options of acquired businesses, and provided the necessary pro forma disclosures required under SFAS No. 123.
     Under SFAS No. 123(R), the Company now records in its consolidated statements of operations (i) compensation cost for options granted, modified, repurchased or cancelled on or after October 1, 2005 under the provisions of SFAS No. 123(R) and (ii) compensation cost for the unvested portion of options granted prior to October 1, 2005 over their remaining vesting periods using the fair value amounts previously measured under SFAS No. 123(R) for pro forma disclosure purposes.
     Under the transition provisions of SFAS No. 123(R), the Company recognized a cumulative effect of a change in accounting principle to reduce additional paid-in capital by $20.7 million in the accompanying consolidated statement of shareholders’ equity and comprehensive loss, consisting of (i) the remaining $12.5 million deferred stock-based compensation balance as of October 1, 2005, primarily accounted for under APB Opinion No. 25, and (ii) the $8.2 million difference between the remaining $12.5 million deferred stock-based compensation balance as of October 1, 2005 for the options issued in the Company’s business combinations and the remaining unamortized grant-date fair value of these options, which also reduced goodwill.
     Consistent with the valuation method for the disclosure-only provisions of SFAS No. 123(R), the Company uses the Black-Scholes-Merton model to value the compensation expense associated with stock options under SFAS No. 123(R). In addition, forfeitures are estimated when recognizing compensation expense, and the estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods.
     Consistent with the provisions of SFAS 123(R), the Company measures the fair value of service-based awards and performance-based awards on the date of grant. Performance-based awards are evaluated for vesting probability each reporting period. Awards with market conditions are valued using the Monte Carlo Simulation Method giving consideration to the range of various vesting probabilities. See Note 8 for information regarding stock based compensation.

     Income Taxes — The provision for income taxes is determined in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some or all of the deferred tax assets will not be realized.
     In assessing the need for a valuation allowance, the Company considers all positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial performance. Forming a conclusion that a valuation allowance is not required is difficult when there is negative evidence such as cumulative losses in recent years. As a result of the Company’s cumulative losses in the U.S. and the full utilization of our loss carryback opportunities, management has concluded that a full valuation allowance against its net deferred tax assets is appropriate in such jurisdictions. In certain other foreign jurisdictions where the Company does not have cumulative losses, a valuation allowance is recorded to reduce the net deferred tax assets to the amount management believes is more likely than not to be realized. In the future, if the Company realizes a deferred tax asset that currently carries a valuation allowance, a reduction to income tax expense may be recorded in the period of such realization.
     On September 29, 2007, the Company adopted the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”, or FIN 48, which provides a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Under FIN 48, a company may recognize the tax benefit or from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.
     As a multinational corporation, the Company is subject to taxation in many jurisdictions, and the calculation of its tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in various taxing jurisdictions. If management ultimately determines that the payment of these liabilities will be unnecessary, the liability will be reversed and the Company will recognize a tax benefit during the period in which it is determined the liability no longer applies. Conversely, the Company records additional tax charges in a period in which it is determined that a recorded tax liability is less than the ultimate assessment is expected to be.
     The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Therefore, the actual liability for U.S. or foreign taxes may be materially different from management’s estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities.
     FIN 48 also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures. Upon adoption, the Company recognized a $0.8 million charge to beginning retained deficit as a cumulative effect of a change in accounting principle. See Note 5 Income Taxes.
     Prior to fiscal 2008 the Company recorded estimated income tax liabilities to the extent they were probable and could be reasonably estimated.
     Concentrations — Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, marketable securities, and trade accounts receivable. The Company invests its cash balances through high-credit quality financial institutions. The Company places its investments in investment-grade debt securities and limits its exposure to any one issuer. The Company’s trade accounts receivable primarily are derived from sales to manufacturers of communications products, consumer products and personal computers and distributors. Management believes that credit risks on trade accounts receivable are moderated by the diversity of its products and end customers. The Company performs ongoing credit evaluations of its customers’

financial condition and requires collateral, such as letters of credit and bank guarantees, whenever deemed necessary.
     At October 3, 2008 and September 28, 2007, there was one customer that accounted for 12% and 13% of the Company’s accounts receivable, respectively.
     In fiscal 2008, 2007 and 2006, there was one distributor that accounted for 11%, 23% and 16% of net revenues, respectively.
     Non-cash Investing Activity — Non-cash investing activity for certain technology licenses committed to during the second quarter of fiscal 2008 will require future cash payments totaling $2.5 million between October 4 and December 28, 2008.
     Non-cash Financing Activity — The Company recorded a non-cash financing activity for the reclassification of equity awards in the amount of $1.5 million in fiscal 2008.
     Supplemental Cash Flow Information — Cash paid for interest was $34.0 million, $43.0 million and $37.6 million during fiscal 2008, 2007 and 2006, respectively. Net income taxes paid were $3.9 million, $2.1 million and $1.6 million during fiscal 2008, 2007 and 2006, respectively.
     Accumulated Other Comprehensive Loss — Other comprehensive loss includes foreign currency translation adjustments, unrealized gains (losses) on marketable securities, unrealized gains (losses) on foreign currency forward exchange contracts, and minimum pension liability adjustments. The components of accumulated other comprehensive loss are as follows (in thousands):

	October 3,	September 28,
	2008	2007
Foreign currency translation adjustments	$308	$1,994
Unrealized losses on marketable securities	(1,934)	—
Unrealized (losses) gains on derivative instruments	(457)	380
Minimum pension liability adjustments	—	(3,759)

Accumulated other comprehensive loss	$(2,083)	$(1,385)

     Business Enterprise Segments — The Company operates in one reportable segment, broadband communications. SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for the way that public business enterprises report information about operating segments in their consolidated financial statements. Following the sale of the Company’s BBA operating segment, the results of which have been classified in discontinued operations, the Company has one remaining operating segment, Imaging and PC Media (“IPM”). The IPM operating segment, comprised of one reporting unit, was identified based upon the availability of discrete financial information and the chief operating decision maker’s regular review of the financial information for this reporting unit. The Company evaluated this reporting unit for components and noted that there are none below the IPM reporting unit.
Recent Accounting Pronouncements
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the application of SFAS No. 157 may change current practice for some entities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued FASB Staff Position FAS 157-2 (“FSP FAS 157-2”) “Effective Date of FASB Statement No. 157” which delays the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities that are recognized or disclosed in the financial statements on a nonrecurring basis to fiscal years beginning after November 15, 2008. These non-financial items include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and non-financial assets acquired and non-financial liabilities assumed in a business combination. The Company has not applied the provisions of SFAS No. 157 to its non-financial assets and non-financial liabilities in accordance with FSP FAS 157-2.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which permits entities to choose to measure at fair value eligible financial instruments and certain other items that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and the Company will adopt SFAS No. 159 no later than the first quarter of fiscal 2009. The Company is still in the process of determining whether it will apply the fair value option to any of its financial assets or liabilities. If the Company does elect the fair value option, the cumulative effect of initially adoption FAS 159 will be recorded as an adjustment to opening retained earnings in the year of adoption and will be presented separately.
     In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”), which replaces SFAS No 141. The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. The Company will adopt SFAS No. 141R no later than the first quarter of fiscal 2010 and it will apply prospectively to business combinations completed on or after that date.
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51,” which changes the accounting and reporting for minority interests. Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. The Company will adopt SFAS No. 160 no later than the first quarter of fiscal 2010 and it will apply prospectively, except for the presentation and disclosure requirements, which will apply retrospectively. The Company is currently assessing the potential impact that adoption of SFAS No. 160 would have on its financial position and results of operations.
     In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 requires expanded disclosures regarding the location and amount of derivative instruments in an entity’s financial statements, how derivative instruments and related hedged items are accounted for under SFAS 133 and how derivative instruments and related hedged items affect an entity’s financial position, operating results and cash flows. SFAS 161 is effective for periods beginning on or after November 15, 2008. The Company does not believe that the adoption of SFAS 161 will have a material impact on it financial statement disclosures.
     In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142. This change is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R and other generally accepted account principles (GAAP). The requirement for determining useful lives must be applied prospectively to intangible assets acquired after the effective date and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, which will require the Company to adopt these provisions in the first quarter of fiscal 2010. The Company is currently evaluating the impact of adopting FSP 142-3 on its consolidated financial statements.

     In May 2008, the FASB issued FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”), which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The Company does not expect the adoption of FAS No. 162 to have an impact on the Company’s consolidated financial position, results of operations or cash flows.
     In May 2008, the FASB issued FASB Staff Position (FSP) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“APB 14-1”). APB 14-1 requires the issuer to separately account for the liability and equity components of convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The guidance will result in companies recognizing higher interest expense in the statement of operations due to amortization of the discount that results from separating the liability and equity components. APB 14-1 will be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Based on its initial analysis, the Company expects that the adoption of APB 14-1 will result in an increase in the interest expense recognized on its convertible subordinated notes. See Note 6 for further information on long term debt.
     In June 2008, the FASB issued FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are “participating securities” as defined in EITF 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128,” and therefore should be included in computing earnings per share using the two-class method. According to FSP EITF 03-6-1, a share-based payment award is a participating security when the award includes non-forfeitable rights to dividends or dividend equivalents. The rights result in a non-contingent transfer of value each time an entity declares a dividend or dividend equivalent during the award’s vesting period. However, the award would not be considered a participating security if the holder forfeits the right to receive dividends or dividend equivalents in the event that the award does not vest. FSP EITF 03-6-1 is effective for financial statements issued in fiscal years beginning after December 15, 2008, and interim periods within those years. When adopted, its requirements are applied by recasting previously reported EPS. The Company is currently evaluating the requirements of FSP EITF 03-6-1 and has not yet determined the impact of adoption.
2. Sales of Assets
     Fiscal 2008
     On August 11, 2008, the Company announced that it had completed the sale of its Broadband Media Processing (“BMP”) product lines to NXP B.V. (“NXP”). Pursuant to the Asset Purchase Agreement (“the agreement”), NXP acquired certain assets including, among other things, specified patents, inventory and contracts and assumed certain employee-related liabilities. Pursuant to the agreement, the Company obtained a license to utilize technology that was sold to NXP and NXP obtained a license to utilize certain intellectual property that the Company retained. In addition, NXP agreed to provide employment to approximately 700 of the Company’s employees at locations in the United States, Europe, Israel, Asia-Pacific and Japan.
     At the closing of the transaction, the Company recorded proceeds of an aggregate of $110.4 million which was comprised of $100.1 million in cash and $10.3 million of escrow funds, which represents the net present value of the $11.0 million in escrowed funds deposited. The escrow account will remain in place for twelve months following the closing of the transaction to satisfy potential indemnification claims by NXP. Investment banking, legal and other fees of $3.6 million which were directly related to the transaction were offset against the proceeds to calculate net proceeds from the sale of $106.8 million. The Company may receive additional contingent consideration of up to $35 million upon the achievement of certain financial milestones over the six calendar quarters commencing on July 1, 2008. As a result of the completion of the transaction, the following assets and liabilities, as well as $1.8 million of income tax on the gain on sale, were applied to the proceeds received to calculate the net gain on the sale of $6.3 million (in thousands):

Cash and cash equivalents	$3,104
Accounts receivable	27
Inventories	12,953
Other current assets	431

Total current assets	16,515

Property, plant and equipment, net	10,268
Goodwill	72,028
Intangible assets, net	840
Other assets	1,000

Total assets	$100,651

Accrued compensation and benefits	$1,476
Other current liabilities	382

Total current liabilities	1,858

Other liabilities	25

Total liabilities	$1,883

     In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company determined that the assets and liabilities of the BMP business, which constituted an operating segment of the Company, were classified as held for sale on the consolidated balance sheet at September 28, 2007, and the results of the BMP business are being reported as discontinued operations in the consolidated statements of operations for all periods presented. In accordance with the provisions of EITF No. 87-24, Allocation of Interest to Discontinued Operations, interest expense is allocated to discontinued operations based on the expected proceeds from the sale, net of any expected permitted investments over the next twelve months. Interest expense reclassed to discontinued operations for fiscal 2008, 2007 and 2006 was $7.4 million, $8.2 million and $3.8 million, respectively.
     For fiscal 2008, 2007 and 2006, the BMP revenues and pretax loss classified as discontinued operations were $180.0 million and $165.8 million, $235.3 million and $180.0 million and $217.6 million and $24.4 million, respectively. As of September 28, 2007, approximately $225.5 million of non-current assets were included in current assets held for sale.
     Fiscal 2007
     In February 2007, the Company sold its approximate 42% ownership interest in Jazz Semiconductor to Acquicor Technology Inc. (Acquicor), which was renamed Jazz Technologies, Inc. after the transaction, and Jazz Semiconductor became a wholly-owned subsidiary of Jazz Technologies (Jazz). The Company received proceeds of $105.6 million and recognized a gain on the sale of the investment of $50.3 million in fiscal 2007. Additionally, immediately prior to the closing of the sale, the Company made an equity investment of $10.0 million in stock of Jazz which the Company sold in the fourth quarter of fiscal 2007 resulting in a realized loss of $5.8 million on the sale of the shares.
3. Business Combinations
     Fiscal 2008
     In July 2008, the Company acquired Imaging Systems Group (ISG), Sigmatel Inc.’s multi-function printer imaging product lines, for an aggregate purchase price of $16.1 million. Of the $16.1 million purchase price, $2.5 million was allocated to net tangible assets, $7.8 million was allocated to identifiable intangible assets, $5.0 million was allocated to goodwill and $0.8 million was expensed as in-process Research and Development in accordance with EITF No. 86-14 “Purchased Research and Development Projects in a Business Combination”. The identifiable intangible assets are being amortized on a straight-line basis over their weighted average estimated useful lives of approximately three years.
     Fiscal 2007
     In October 2006, the Company acquired the assets of Zarlink Semiconductor Inc.’s (Zarlink) packet switching business for an aggregate purchase price of $5.8 million. Of the $5.8 million purchase price, $0.7 million was allocated to net tangible assets, approximately $2.4 million was allocated to identifiable intangible assets, and the remaining $2.7 million was allocated to goodwill. The acquired assets are included in assets held for sale. The identifiable intangible assets are being amortized on a straight-line basis over their estimated useful lives of approximately two years. The amortization expense is included in net loss from discontinued operations.
     Both acquisitions were accounted for using the purchase method of accounting in accordance with SFAS No. 141 “Business Combinations.” The Company’s statements of operations include the results of ISG and Zarlink from the date of acquisition. The pro forma effect of the transactions was not material to the Company’s statement of operations for the fiscal years ended October 3, 2008, September 28, 2007 and September 29, 2006.
4. Supplemental Balance Sheet Data
     Inventories
     Inventories consist of the following (in thousands):

	October 3,	September 28,
	2008	2007
Work-in-process	$8,413	$7,603
Finished goods	10.959	11,399

	$19,372	$19,002

     At October 3, 2008 and September 28, 2007, inventories are net of excess and obsolete (E&O) inventory reserves of $12.6 million and $12.0 million, respectively.
     Property, Plant and Equipment
     Property, plant and equipment consist of the following (in thousands):

	October 3,	September 28,
	2008	2007
Land	$1,662	$2,007
Land and leasehold improvements	6,406	4,275
Buildings	19,823	22,085
Machinery and equipment	67,738	101,243
Construction in progress	127	2,197

	95,756	131,807
Accumulated depreciation and amortization	(78,346)	(101,216)

	$17,410	$30,591

     Property, plant and equipment are continually monitored and are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. During fiscal 2008 it was determined that the current challenges in the competitive DSL market have resulted in the net book value of certain assets within the BBA business unit to be considered not fully recoverable. As a result, the Company recorded an impairment charge of $6.5 million related to the BBA business unit’s property, plant and equipment. In addition, during fiscal 2008, the Company reevaluated its reporting unit operations with particular attention given to various scenarios for the BMP business. The determination was made that the net book value of certain assets within the BMP business unit were considered not fully recoverable. As a result, the Company recorded an impairment charge of $2.1 million related to the BMP business unit’s property, plant and equipment. The impairment charges related to BMP and BBA property, plant and equipment have been included in net loss from discontinued operations.
     During fiscal 2007, the Company decided to discontinue further investment in stand-alone wireless networking product lines resulting in the recognition of $6.1 million in impairment charges related to property, plant and equipment supporting the stand-alone wireless products.
     Goodwill
     The changes in the carrying amounts of goodwill were as follows (in thousands):

	Fiscal Year Ended
	2008	2007
Goodwill at beginning of period	$106,065	$288,520
Additions	4,997	85
Impairments	(180)	(184,700)
Other adjustments	(470)	2,160

Goodwill at end of period	$110,412	$106,065

     Impairments
     Goodwill is tested at the reporting unit level annually and, if necessary, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The fair values of the reporting units are determined using a combination of a discounted cash flow model and revenue multiple model. In fiscal 2008, the Company reevaluated its reporting unit operations with particular attention given to various scenarios for the BMP business. The determination was made that the net book value of certain assets within the BMP business unit were considered not fully recoverable. As a result, the Company recorded a goodwill impairment charge of $119.6 million. In addition, in fiscal 2008 the Company continued its review and assessment of the future prospects of its businesses, products and projects with particular attention given to the BBA business unit. The current challenges in the competitive DSL market have resulted in the net book value of certain assets within the BBA business unit to be considered not fully recoverable. As a result, the Company recorded a goodwill impairment charge of $108.8 million. The impairment charges are included in net loss from discontinued operations.
     During fiscal 2007, the Company recorded goodwill impairment charges of $184.7 million in its results from continuing operations as a result of declines in the embedded wireless network product lines coupled with the Company’s decision to discontinue further investment in stand-alone wireless networking product lines. In addition, during fiscal 2007, the Company’s loss from discontinued operations includes goodwill impairment charges of $124.8 million resulting from declines in the performance of certain broadband media products in fiscal 2007.

     Additions
     During fiscal 2008, the Company recorded $5.0 million of additional goodwill as a result of the acquisition of a multi-function printer imaging product line business.
     During fiscal 2007, the Company recorded $2.6 million of additional goodwill as a result of the acquisition of the assets of Zarlink’s packet switching business in October 2006. The additional goodwill is included in assets held for sale.
     Intangible Assets
     Intangible assets consist of the following (in thousands):

	October 3, 2008			September 28, 2007
	Gross			Gross
	Carrying	Accumulated	Book	Carrying	Accumulated	Book
	Amount	Amortization	Value	Amount	Amortization	Value
Developed technology	$11,042	$(9,963)	$1,079	$13,413	$(10,926)	$2,487
Product licenses	11,032	(7,105)	3,927	9,327	(6,547)	2,780
Other intangible assets	8,240	(2,635)	5,605	5,156	(3,879)	1,277

	$30,314	$(19,703)	$10,611	$27,896	$(21,352)	$6,544

     Intangible assets are being amortized over a weighted-average period of approximately two years. Annual amortization expense is expected to be as follows (in thousands):

	Fiscal Year Ending
	2009	2010	2011	2012	2013	Thereafter
Amortization expense	$3,788	$2,037	$1,500	$1,237	$1,032	$1,017
     Intangible assets are continually monitored and reviewed for impairment or revisions to estimated useful life whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. During fiscal 2008, the Company continued its review and assessment of the future prospects of its businesses, products and projects with particular attention given to the BBA business unit. The current challenges in the competitive DSL market have resulted in the net book value of certain assets within the BBA business unit to be considered not fully recoverable. As a result, the Company recorded an impairment charge of $1.9 million related to intangible assets. The impairment charge is included in net loss from discontinued operations.
     In fiscal 2007, due to declines in the performance of embedded wireless network products coupled with the Company’s decision to discontinue further investment in the stand-alone wireless networking product lines, impairment testing was performed on the intangible assets supporting the embedded wireless product lines. The fair values of the intangible assets were determined using a non-discounted cash flow model for those intangible assets with no future contribution to the discontinued wireless technology. As a result of this impairment test, the Company recorded an impairment charge of $30.3 million in fiscal 2007.
     Mindspeed Warrant
     The Company has a warrant to purchase six million shares of Mindspeed common stock at an exercise price of $17.04 per share through June 2013. At October 3, 2008 and September 28, 2007, the market value of Mindspeed common stock was $2.08 and $8.65 per share, respectively. The Company accounts for the Mindspeed warrant as a derivative instrument, and changes in the fair value of the warrant are included in other (expense) income, net each period. At October 3, 2008 and September 28, 2007, the aggregate fair value of the Mindspeed warrant included on the accompanying consolidated balance sheets was $0.5 million and $15.5 million, respectively. At October 3, 2008, the warrant was valued using the Black-Scholes-Merton model with expected terms for portions of the warrant varying from one to five years, expected volatility of 65%, a weighted average risk-free interest rate of 2.03% and no dividend yield. The aggregate fair value of the warrant is reflected as a long-term asset on the accompanying consolidated balance sheets because the Company does not intend to liquidate any portion of the warrant in the next twelve months.
     The valuation of this derivative instrument is subjective, and option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Changes in these assumptions can materially affect the fair value estimate. The Company could, at any point in time, ultimately realize amounts significantly different than the carrying value.

     Other Current Assets
     Other current assets consist of the following (in thousands):

	October 3,	September 28,
	2008	2007
Other receivables	$11,642	$4,199
Deferred tax asset	375	1,042
Prepaid technical licenses	10,042	3,174
Other prepaid expenses	7,584	4,451
Other current assets	8,295	4,851

	$37,938	$17,717

     Other Assets
     Other assets consist of the following (in thousands):

	October 3,	September 28,
	2008	2007
Mindspeed warrant	$545	$15,519
Technology license	8,310	—
Non current letters of credit	6,759	5,570
Electronic design automation tools	4,223	4,079
Deferred debt issuance costs	6,205	12,796
Investments	8,822	14,804
Other non-current assets	4,386	11,714

	$39,250	$64,482

     Other Current Liabilities
     Other current liabilities consist of the following (in thousands):

	October 3,	September 28,
	2008	2007
Accrued legal settlements	$—	$20,047
Restructuring and reorganization liabilities	10,422	12,570
Accrued technical licenses	12,475	—
Other	20,292	34,035

	$43,189	$66,652

5. Income Taxes
     The components of the provision for income taxes are as follows (in thousands):

	Fiscal Year Ended
	2008	2007	2006
Current:
United States	$(33)	$—	$—
Foreign	886	605	1,331
State and local	19	97	94

Total current	872	702	1,425

Deferred:
United States	—	—	—
Foreign	(23)	96	(536)

Total deferred	(23)	96	(536)

	$849	$798	$889

     Deferred income tax assets and liabilities consist of the tax effects of temporary differences related to the following (in thousands):

	October 3,	September 28,
	2008	2007
Deferred tax assets:
Intangible assets	$154,377	$151,377
Capitalized research and development	316,545	312,314
Net operating losses	474,783	484,304
Research and development and investment credits	152,869	153,976
Other, net	171,189	203,150
Valuation allowance	(1,213,944)	(1,246,553)

Total deferred tax assets	55,819	58,568

Deferred tax liabilities:
Deferred state taxes	(55,510)	(58,007)

Total deferred tax liabilities	(55,510)	(58,007)

	$309	$561

     In assessing the realizability of deferred income tax assets, SFAS No. 109 establishes a more likely than not standard. If it is determined that it is more likely than not that deferred income tax assets will not be realized, a valuation allowance must be established against the deferred income tax assets. The ultimate realization of the assets is dependent on the generation of future taxable income during the periods in which the associated temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income and tax planning strategies when making this assessment.
     SFAS No. 109 further states that forming a conclusion that a valuation allowance is not required is difficult when there is negative evidence such as cumulative losses in recent years. As a result of the Company’s cumulative losses, the Company concluded that a full valuation allowance was required as of October 1, 2004. In fiscal 2008 and 2007, certain foreign operations did not require a valuation allowance and a $0.3 million and $0.6 million, respectively, net deferred tax asset was recorded.
     The valuation allowance decreased $33.0 million during fiscal 2008 which was primarily related to the reductions in deferred tax assets attributed to the adoption of FIN 48 and offset by fiscal 2008 losses that were fully reserved. The deferred income tax assets at October 3, 2008 include $377.0 million of deferred income tax assets acquired in the merger with GlobespanVirata, Inc. To the extent the Company recognizes a future benefit from net deferred income tax assets acquired in the GlobespanVirata merger, the benefit will be recorded to goodwill.
     As a result of SFAS 123(R), the Company’s deferred tax assets at October 3, 2008 and September 28, 2007 do not include $20.6 million of excess tax benefits from employee stock option exercises that are a component of the Company’s net operating loss carryovers. Equity will be increased by $20.6 million if and when such excess tax benefits are ultimately realized.
     As of October 3, 2008, the Company has U.S. Federal net operating loss carryforwards of approximately $1.4 billion that expire at various dates through 2028 and aggregate state net operating loss carryforwards of approximately $558.9 million that expire at various dates through 2018. The Company also has U.S. Federal and state income tax credit carryforwards of approximately $88.2 million and $64.7 million, respectively. The U.S. Federal credits expire at various dates through 2028. The state credit carryforwards include California Manufacturer’s Investment Credits of approximately $1.6 million that expire at various dates through 2011, while the remaining state credits have no expiration date.

     A reconciliation of income taxes computed at the U.S. Federal statutory income tax rate to the provision for income taxes is as follows (in thousands):

	Fiscal Year Ended
	2008	2007	2006
U.S. Federal statutory tax at 35%	$(605)	$(76,227)	$6,653
State taxes, net of federal effect	(844)	5,508	4,498
U.S. and foreign income taxes on foreign earnings	6,346	2,466	2,130
Research and development credits	(3,655)	(5,229)	(1,715)
Valuation allowance	4,499	26,587	36,914
Detriment/(benefit) from discontinued operations and equity method investments, net of impairments	(7,986)	(19,131)	(49,310)
Asset impairments	—	63,012	—
Stock options	2,271	2,022	2,465
Other	823	1,790	(746)

Provision for income taxes	$849	$798	$889

     The rate reconciliation in fiscal 2006 reflects a $15.5 million increase in state taxes due to a change in the Company’s effective state tax rate from 5% to 4%. The offset is in the valuation allowance.
     Loss before income taxes consists of the following components (in thousands):

	Fiscal Year Ended
	2008	2007	2006
United States	$733	$(215,449)	$14,547
Foreign	(2,462)	(2,341)	4,464

	$(1,729)	$(217,790)	$19,011

     Certain of the Company’s foreign income tax returns for the years 2001 through 2007 are currently under examination. Management believes that adequate provision for income taxes has been made for all years, and the results of the examinations will not have a material impact on the Company’s financial position, cash flows or results of operations.
     No provision has been made for U.S. Federal, state or additional foreign income taxes which would be due upon the actual or deemed distribution of approximately $6.3 million and $6.5 million of undistributed earnings of foreign subsidiaries as of October 3, 2008 and September 28, 2007, respectively, which have been or are intended to be permanently reinvested.
     On September 29, 2007 the Company adopted the provisions of FIN 48. The adoption had the following impact on the Company’s financial statements: increased long-term liabilities by $5.9 million and retained deficit by $0.8 million and decreased its long-term assets by $0.3 million and current income taxes payable by $5.3 million. As of September 29, 2007, the Company had $74.4 million of unrecognized tax benefits of which $5.2 million, if recognized, would affect its effective tax rate and $1.7 million, if recognized, would reduce goodwill. The Company’s policy is to include interest and penalties related to unrecognized tax benefits in its provision for income taxes. As of September 29, 2007, the Company had accrued interest related to uncertain tax positions of $0.9 million, net of income tax benefit, on its balance sheet.
     The following table summarizes the fiscal 2008 activity related to our unrecognized tax benefits:

2008
September 29, 2007	$74,370
Increases related to current year tax positions	4,279
Expiration of the statute of limitation for the assessment of taxes	(1,504)
Other	159

October 3, 2008	$77,304

     Included in the unrecognized tax benefits of $77.3 million at October 3, 2008 are $68.4 million of tax benefits primarily related to federal and state acquired net operation loss and credit carryovers that, if recognized would be offset by the Company’s valuation allowance, and $1.2 million, if recognized, would offset goodwill. The balance of the Company’s uncertain tax positions are related to various foreign locations.
     The Company also accrued potential interest of $0.4 million related to these unrecognized tax benefits during fiscal 2008, and in total, as of October 3, 2008, the Company has recorded a liability for potential interest and penalties of $0.9 million related to these positions. The Company expects $2.9 million of the unrecognized tax benefits, primarily related to acquired net operating losses and tax credits to expire unutilized over the next 12 months. The Company does not expect its uncertain tax positions to otherwise change materially over the next 12 months.
     The Company files U.S., state, and foreign income tax returns in jurisdictions with varying statutes of limitations. The fiscal 2004 through 2008 tax years generally remain subject to examination by federal and most state tax authorities.
6. Debt
     Short-Term Debt
     On November 29, 2005, the Company established an accounts receivable financing facility whereby it sells, from time to time, certain accounts receivable to Conexant USA, LLC (Conexant USA), a special purpose entity which is a consolidated subsidiary of the Company. Under the terms of the Company’s agreements with Conexant USA, the Company retains the responsibility to service and collect accounts receivable sold to Conexant USA and receives a weekly fee from Conexant USA for handling administrative matters which is equal to 1.0%, on a per annum basis, of the uncollected value of the accounts receivable.
     Concurrent with the Company’s agreements with Conexant USA, Conexant USA entered into an $80.0 million credit facility which is secured by the assets of Conexant USA. Conexant USA is required to maintain certain minimum amounts on deposit (restricted cash) with the bank during the term of the credit agreement. Borrowings under the credit facility, which cannot exceed the lesser of $80.0 million and 85% of the uncollected value of purchased accounts receivable that are eligible for coverage under an insurance policy for the receivables, bear interest equal to 7-day LIBOR (reset weekly) plus 0.6% and was approximately 4.76% at October 3, 2008. In addition, Conexant USA pays a fee of 0.2% per annum for the unused portion of the line of credit. The credit agreement was renewed effective November 2008 at a $50.0 million borrowing limit and remains subject to additional 364-day renewal periods at the discretion of the bank. In connection with the renewal, the interest rate applied to borrowings under the credit facility increased from 7-day LIBOR plus 0.6% to 7-day LIBOR plus 1.25%.
     The credit facility requires the Company and its consolidated subsidiaries to maintain minimum levels of shareholders’ equity and cash and cash equivalents. Further, any failure by the Company or Conexant USA to pay their respective debts as they become due would allow the bank to terminate the credit agreement and cause all borrowings under the credit facility to immediately become due and payable. At October 3, 2008, Conexant USA had borrowed $40.1 million under this credit facility and the Company was in compliance with all credit facility requirements.

     Long-Term Debt
     Long-term debt consists of the following (in thousands):

	October 3,	September 28,
	2008	2007
Floating rate senior secured notes due November 2010	$141,400	$275,000
4.00% convertible subordinated notes due March 2026	250,000	250,000

Total	391,400	525,000
Less: current portion of long-term debt	(17,707)	(58,000)

Long-term debt	$373,693	$467,000

     Floating rate senior secured notes due November 2010 — In November 2006, the Company issued $275.0 million aggregate principal amount of floating rate senior secured notes due November 2010. Proceeds from this issuance, net of fees paid or payable, were approximately $264.8 million. The senior secured notes bear interest at three-month LIBOR (reset quarterly) plus 3.75%, and interest is payable in arrears quarterly on each February 15, May 15, August 15 and November 15, beginning on February 15, 2007. The senior secured notes are redeemable in whole or in part, at the option of the Company, at any time on or after November 15, 2008 at varying redemption prices that generally include premiums, which are defined in the indenture for the notes, plus accrued and unpaid interest. The Company is required to offer to repurchase, for cash, notes at a price of 100% of the principal amount, plus any accrued and unpaid interest, with the net proceeds of certain asset dispositions if such proceeds are not used within 360 days to invest in assets (other than current assets) related to the Company’s business. In addition, upon a change of control, the Company is required to make an offer to redeem all of the senior secured notes at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest. The floating rate senior secured notes rank equally in right of payment with all of the Company’s existing and future senior debt and senior to all of its existing and future subordinated debt. The notes are guaranteed by certain of the Company’s U.S. subsidiaries (the Subsidiary Guarantors). The guarantees rank equally in right of payment with all of the Subsidiary Guarantors’ existing and future senior debt and senior to all of the Subsidiary Guarantors’ existing and future subordinated debt. The notes and guarantees (and certain hedging obligations that may be entered into with respect thereto) are secured by first-priority liens, subject to permitted liens, on substantially all of the Company’s and the Subsidiary Guarantors’ assets (other than accounts receivable and proceeds therefrom and subject to certain exceptions), including, but not limited to, the intellectual property, real property, plant and equipment now owned or hereafter acquired by the Company and the Subsidiary Guarantors. See Note 16 for financial information regarding the Subsidiary Guarantors.
     The indenture governing the senior secured notes contains a number of covenants that restrict, subject to certain exceptions, the Company’s ability and the ability of its restricted subsidiaries to: incur or guarantee additional indebtedness or issue certain redeemable or preferred stock; repurchase capital stock; pay dividends on or make other distributions in respect of its capital stock or make other restricted payments; make certain investments; create liens; redeem junior debt; sell certain assets; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; enter into certain types of transactions with affiliates; and enter into sale-leaseback transactions.
     The sale of the Company’s investment in Jazz Semiconductor, Inc. (Jazz) in February 2007 and the sale of two other equity investments in January 2007 qualified as asset dispositions requiring the Company to make offers to repurchase a portion of the notes no later than 361 days following the February 2007 asset dispositions. Based on the proceeds received from these asset dispositions and the Company’s cash investments in assets (other than current assets) related to the Company’s business made within 360 days following the asset dispositions, the Company was required to make an offer to repurchase not more than $53.6 million of the senior secured notes, at 100% of the principal amount plus any accrued and unpaid interest in February 2008. As a result of 100% acceptance of the offer by the Company’s bondholders, $53.6 million of the senior secured notes were repurchased during the second quarter of fiscal 2008. The Company recorded a pretax loss on debt repurchase of $1.4 million during the second quarter of fiscal 2008 which included the write-off of deferred debt issuance costs.
     Following the sale of the BMP business unit, the Company made an offer to repurchase $80.0 million of the senior secured notes at 100% of the principal amount plus any accrued and unpaid interest in September 2008. As a result of the 100% acceptance of the offer by the Company’s bondholders, $80.0 million of the senior secured notes were repurchased during the fourth quarter of fiscal 2008. The Company recorded a pretax loss on debt repurchase of $1.6 million during the fourth quarter of fiscal 2008 which included the write-off of deferred debt issuance costs. The pretax loss on debt repurchase of $1.6 million has been included in net loss from discontinued operations. Due to the receipt of proceeds in excess of the $80.0 million repurchase and other cash investments in assets, $17.7 million of the senior secured notes have been classified as current liabilities on the accompanying consolidated balance sheet as of October 3, 2008.
     Following the sale of the BBA business unit, the Company is required to make an offer to repurchase approximately $41.0 million of the senior secured notes at 100% of the principal amount plus any accrued and unpaid within 12 months of the closing of the sale.
     At October 3, 2008, the fair value of the floating rate senior secured notes, based on quoted market prices, was approximately $143.2 million compared to their carrying value of $141.4 million.
     4.00% convertible subordinated notes due March 2026 — In March 2006, the Company issued $200.0 million principal amount of 4.00% convertible subordinated notes due March 2026 and, in May 2006, the initial purchaser of the notes exercised its option to purchase an additional $50.0 million principal amount of the 4.00% convertible subordinated notes due March 2026. Total proceeds to the Company from these issuances, net of issuance costs, were $243.6 million. The notes are general unsecured obligations of the Company. Interest on the notes is payable in arrears semiannually on each March 1 and September 1, beginning on September 1, 2006. The notes are convertible, at the option of the holder upon satisfaction of certain conditions, into shares of the Company’s common stock at a conversion price of $49.20 per share, subject to adjustment for certain events. Upon conversion, the Company has the right to deliver, in lieu of common stock, cash or a combination of cash and common stock. Beginning on March 1, 2011, the notes may be redeemed at the Company’s option at a price equal to 100% of the principal amount, plus any accrued and unpaid interest. Holders may require the Company to repurchase, for cash, all or part of their notes on March 1, 2011, March 1, 2016 and March 1, 2021 at a price of 100% of the principal amount, plus any accrued and unpaid interest.
     At October 3, 2008, the fair value of the convertible subordinated notes (based on quoted market prices) was approximately $161.3 million compared to their carrying value of $250.0 million.
     4.00% convertible subordinated notes due February 2007 — In February 2000, the Company issued $650.0 million principal amount of its 4.00% convertible subordinated notes due February 2007 for proceeds, net of issuance costs, of approximately $631.0 million. The notes were general unsecured obligations of the Company. Interest on the notes was payable in arrears semiannually on each February 1 and August 1. The notes were convertible, at the option of the holder, at any time prior to redemption or maturity into shares of the Company’s common stock at a conversion price of $42.43 per share, subject to adjustment for certain events. The notes were redeemable at the Company’s option at a declining premium to par. During fiscal 2001, 2003 and 2006, the Company purchased $35.0 million, $100.0 million and $58.5 million, respectively, principal amount of its 4.00% convertible subordinated notes at prevailing market prices. In February 2007, the Company retired the remaining $456.5 million principal amount of these notes at maturity.
7. Commitments and Contingencies
     Lease Commitments
     The Company leases certain facilities and equipment under non-cancelable operating leases which expire at various dates through 2021 and contain various provisions for rental adjustments including, in certain cases, adjustments based on increases in the Consumer Price Index. The leases generally contain renewal provisions for varying periods of time. Rental expense under operating leases was approximately $21.0 million, $12.0 million, and $15.0 million during fiscal 2008, 2007 and 2006, respectively.
     At October 3, 2008, future minimum lease payments, net of sublease income, under non-cancelable operating leases were as follows (in thousands):

Fiscal Year Ending	Lease Payments	Sublease Income	Net Obligation
2009	$20,513	$(8,038)	$12,475
2010	18,116	(6,704)	11,412
2011	13,525	(2,606)	10,919
2012	12,651	(1,703)	10,948
2013	12,796	(1,474)	11,322
Thereafter	43,485	(2,209)	41,276

Total future minimum lease payments	$121,086	$(22,734)	$98,352

     The summary of future minimum lease payments includes an aggregate gross amount of $93.3 million of lease obligations that principally expire through fiscal 2021, which have been accrued for in connection with the Company’s reorganization and restructuring actions (see Note 11) and previous actions taken by GlobespanVirata, Inc. prior to its merger with the Company in February 2004.
     At October 3, 2008, the Company is contingently liable for approximately $3.0 million in operating lease commitments on facility leases that were assigned to Mindspeed at the time of its separation from the Company.
     Legal Matters
     Certain claims have been asserted against the Company, including claims alleging the use of the intellectual property rights of others in certain of the Company’s products. The resolution of these matters may entail the negotiation of a license agreement, a settlement, or the adjudication of such claims through arbitration or litigation. The outcome of litigation cannot be predicted with certainty and some lawsuits, claims or proceedings may be disposed of unfavorably for the Company. Many intellectual property disputes have a risk of injunctive relief and there can be no assurance that a license will be granted. Injunctive relief could have a material adverse effect on the financial condition or results of operations of the Company. Based on its evaluation of matters which are pending or asserted and taking into account the Company’s reserves for such matters, management believes the disposition of such matters will not have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.
     IPO Litigation — In November 2001, Collegeware Asset Management, LP, on behalf of itself and a putative class of persons who purchased the common stock of GlobeSpan, Inc. (GlobeSpan, Inc. later became GlobespanVirata, Inc., and is now the Company’s Conexant, Inc. subsidiary) between June 23, 1999 and December 6, 2000, filed a complaint in the U.S. District Court for the Southern District of New York alleging violations of federal securities laws by the underwriters of GlobeSpan, Inc.’s initial and secondary public offerings as well as by certain GlobeSpan, Inc. officers and directors. The complaint alleges that the defendants violated federal securities laws by issuing and selling GlobeSpan, Inc.’s common stock in the initial and secondary offerings without disclosing to investors that the underwriters had (1) solicited and received undisclosed and excessive commissions or other compensation and (2) entered into agreements requiring certain of their customers to purchase the stock in the aftermarket at escalating prices. The complaint seeks unspecified damages. The complaint was consolidated with class actions against approximately 300 other companies making similar allegations regarding the public offerings of those companies from 1998 through 2000. In June 2003, Conexant, Inc. and the named officers and directors entered into a memorandum of understanding outlining a settlement agreement with the plaintiffs that would, among other things, result in the dismissal with prejudice of all the claims against the former GlobeSpan, Inc. officers and directors. The final settlement was executed in June 2004. On February 15, 2005, the Court issued a decision certifying a class action for settlement purposes and granting preliminary approval of the settlement, subject to modification of certain bar orders contemplated by the settlement, which bar orders have since been modified. On December 5, 2006, the United States Court of Appeals for the Second Circuit reversed the lower court ruling that no class was properly certified. It is not yet clear what impact this decision will have on the issuers’ settlement. The settlement remains subject to a number of conditions and final approval. It is possible that the settlement will not be approved.
     Class Action Suit — In February 2005, the Company and certain of its current and former officers and the Company’s Employee Benefits Plan Committee were named as defendants in Graden v. Conexant, et al., a lawsuit filed on behalf of all persons who were participants in the Company’s 401(k) Plan (Plan) during a specified class period. This suit was filed in the U.S. District Court of New Jersey and alleges that the defendants breached their fiduciary duties under the Employee Retirement Income Security Act, as amended, to the Plan and the participants in the Plan. The plaintiff filed an amended complaint on August 11, 2005. On October 12, 2005, the defendants filed a motion to dismiss this case. The plaintiff responded to the motion to dismiss on December 30, 2005, and the defendants’ reply was filed on February 17, 2006. On March 31, 2006, the judge dismissed this case and ordered it closed. Plaintiff filed a notice of appeal on April 17, 2006. The appellate argument was held on April 19, 2007. On July 31, 2007, the Third Circuit Court of Appeals vacated the District Court’s order dismissing Graden’s complaint and remanded the case for further proceedings. On August 27, 2008, the motion to dismiss was granted in part and denied in part. The judge left in claims against all of the individual defendants as well as against the Company.
     Guarantees and Indemnifications
     The Company has made guarantees and indemnities, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain transactions. In connection with the Company’s spin-off from Rockwell International Corporation, the Company assumed responsibility for all contingent liabilities and then-current and future litigation (including environmental and intellectual property proceedings) against Rockwell or its subsidiaries in respect of the operations of the semiconductor systems business of Rockwell. In connection with the Company’s contribution of certain of its manufacturing operations to Jazz, the Company agreed to indemnify Jazz for certain environmental matters and other customary divestiture-related matters. In connection with the sales of its products, the Company provides intellectual property indemnities to its customers. In connection with certain facility leases, the Company has indemnified its lessors for certain claims arising from the facility or the lease. The Company indemnifies its directors and officers to the maximum extent permitted under the laws of the State of Delaware.
     The durations of the Company’s guarantees and indemnities vary, and in many cases are indefinite. The guarantees and indemnities to customers in connection with product sales generally are subject to limits based upon the amount of the related product sales. The majority of other guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. The Company has not recorded any liability for these guarantees and indemnities in the accompanying consolidated balance sheets as they are not estimated to be material. Product warranty costs are not significant.
     Other
     Tax Matter — During fiscal 2008, the Company settled certain proposed tax assessments related to an acquired foreign subsidiary. The final settlement related to preacquisition tax periods and the Company has been fully indemnified for the amount due. The settlement resulted in a reversal of $1.4 million of reserves, of which $0.6 million was recorded as a reduction to Goodwill and $0.9 million as a reduction to Special Charges.
     The Company has recorded $8.9 million of unrecognized tax benefits as liabilities in accordance with FIN 48, and the Company is uncertain as to if or when such amounts may be settled. Related to these unrecognized tax benefits, the Company has also recorded a liability for potential penalties and interest of $0.9 million as of October 3, 2008.
8. Shareholders’ Equity
     The Company’s authorized capital consists of 100,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, without par value, of which 5,000,000 shares are designated as Series A junior participating preferred stock (the Junior Preferred Stock).
     The Company has a preferred share purchase rights plan to protect shareholders’ rights in the event of a proposed takeover of the Company. A preferred share purchase right (a Right) is attached to each share of common stock pursuant to which the holder may, in certain takeover-related circumstances, become entitled to purchase from the Company 1/200th of a share of Junior Preferred Stock at a price of $300, subject to adjustment. Also, in certain takeover-related circumstances, each Right (other than those held by an acquiring person) will generally be exercisable for shares of the Company’s common stock or stock of the acquiring person having a market value of twice the exercise price. In certain events, each Right may be exchanged by the Company for one share of common stock or 1/200th of a share of Junior Preferred Stock. The Rights expire on December 31, 2008, unless earlier exchanged or redeemed at a redemption price of $0.01 per Right, subject to adjustment.

     Stock Option Plans
     The Company has stock option plans and long-term incentive plans under which employees and directors may be granted options to purchase shares of the Company’s common stock. As of October 3, 2008, approximately 7.6 million shares of the Company’s common stock are available for grant under the stock option and long-term incentive plans. Stock options are granted with exercise prices of not less than the fair market value at grant date, generally vest over four years and expire eight or ten years after the grant date. The Company settles stock option exercises with newly issued shares of common stock. The Company has also assumed stock option plans in connection with business combinations.
     The Company accounts for its stock option plans in accordance with SFAS No. 123(R), “Share-Based Payment.” Under SFAS No. 123(R), the Company is required to measure compensation cost for all stock-based awards at fair value on the date of grant and recognize compensation expense in its consolidated statements of operations over the service period that the awards are expected to vest. The Company measures the fair value of service-based awards and performance-based awards on the date of grant. Performance-based awards are evaluated for vesting probability each reporting period. Awards with market conditions are valued on the date of grant using the Monte Carlo Simulation Method giving consideration to the range of various vesting probabilities.
     The following weighted average assumptions were used in the estimated grant date fair value calculations for share-based payments:

	Fiscal Year Ended
	2008	2007	2006
Stock option plans:
Expected dividend yield	0%	0%	0%
Expected stock price volatility	67%	68%	76%
Risk-free interest rate	3.2%	4.6%	4.5%
Average expected life (in years)	5.25	4.93	5.25
Stock purchase plan:
Expected dividend yield	0%	0%	0%
Expected stock price volatility	69%	60%	76%
Risk-free interest rate	3.1%	4.8%	4.4%
Average expected life (in years)	0.50	0.50	0.50
     The expected stock price volatility rates are based on the historical volatility of the Company’s common stock. The risk free interest rates are based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option or award. The average expected life represents the weighted average period of time that options or awards granted are expected to be outstanding, as calculated using the simplified method described in the Securities and Exchange Commission’s Staff Accounting Bulletin No. 110.
     A summary of stock option activity is as follows (shares in thousands):

	2008
		Weighted-
	Number	Average
	of	Exercise
	Shares	Price
Outstanding at beginning of year	10,081	$23.90
Granted	329	7.41
Exercised	(2)	5.26
Forfeited or expired	(3,051)	23.17

Outstanding at end of year	7,357	23.54

Shares vested and expected to vest	7,026	$23.89

Exercisable at end of year	6,209	24.92

     At October 3, 2008, of the 7.4 million stock options outstanding, approximately 6.0 million options were held by current employees and directors of the Company, and approximately 1.4 million options were held by employees of former businesses of the Company (i.e., Mindspeed, Skyworks, Jazz) who remain employed by one of these businesses. At October 3, 2008, stock options outstanding had an immaterial aggregate intrinsic value and a weighted-average remaining contractual term of 3.3 years. At October 3, 2008, exercisable stock options had an immaterial aggregate intrinsic value and a weighted-average remaining contractual term of 2.7 years. The total intrinsic value of options exercised and total cash received from employees as a result of stock option exercises during the fiscal 2008 was immaterial. The total intrinsic values of options exercised during fiscal 2007 and 2006 were $2.1 million and $8.9 million, respectively.
     Directors Stock Plan
     The Company has a Directors Stock Plan (DSP) which provides for each non-employee director to receive specified levels of stock option grants upon election to the Board of Directors and periodically thereafter. Under the DSP, each non-employee director may elect to receive all or a portion of the cash retainer to which the director is entitled through the issuance of common stock. During fiscal 2008, 0.01 million stock option grants were awarded under the DSP. At October 3, 2008, approximately 0.1 million shares of the Company’s common stock are available for grant under the DSP.
     Employee Stock Purchase Plan
     The Company has an employee stock purchase plan (ESPP) which allows eligible employees to purchase shares of the Company’s common stock at six-month intervals during an offering period at 85% of the lower of the fair market value on the first day of the offering period or on the purchase date. Under the ESPP, employees may authorize the Company to withhold up to 15% of their compensation for each pay period to purchase shares under the plan, subject to certain limitations, and employees are limited to the purchase of 200 shares per offering period. Offering periods generally commence on the first trading day of February and August of each year and are generally six months in duration, but may be terminated earlier under certain circumstances. During the twelve months ended October 3, 2008, 0.2 million shares were issued under the ESPP at a weighted average per share price of $5.11, approximately 2.0 million shares of the Company’s common stock are reserved for future issuance under the ESPP, of which 1.3 million shares will become available in 0.3 million share annual increases, subject to the Board selecting a lower amount.
     During fiscal 2008, 2007 and 2006, the Company recognized compensation expense of $9.6 million, $10.5 million and $25.1 million, respectively, for stock options, and $0.5 million, $1.4 million and $2.7 million for stock purchase plans in its consolidated statement of operations. Included in the stock option compensation expense recognized during fiscal 2006 is $1.0 million of stock option modification charges relating to (i) the resignation of the Company’s President pursuant to the terms of his employment agreement, as amended, and (ii) the resignation of one member of our Board of Directors. These modifications involved the extension of post-resignation exercise periods and an acceleration of vesting for the member of our Board of Directors.
     The Company classified stock based compensation expense of $4.1 million, $5.9 million and $16.6 million to discontinued operations for fiscal 2008, 2007 and 2006, respectively. At October 3, 2008, the total unrecognized fair value compensation cost related to non-vested stock options and employee stock purchase plan awards was $23.6 million, which is expected to be recognized over a remaining weighted average period of approximately 1.7 years.
     2001 Performance Share Plan and 2004 New Hire Equity Incentive Plan
     The Company’s long-term incentive plans also provide for the issuance of share-based awards to officers and other employees and certain non-employees of the Company. These awards are subject to forfeiture if employment terminates during the prescribed vesting period (generally within four years of the date of award) or, in certain cases, if prescribed performance criteria are not met. The Company has the 2001 Performance Share Plan (Performance Plan) under which it originally reserved 0.4 million shares for issuance as well as the 2004 New Hire Equity Incentive Plan (New Hire Plan) under which it originally reserved 1.2 million shares for issuance.
     Performance Plan
     The performance-based awards may be settled, at the Company’s election at the time of payment, in cash, shares of common stock or any combination of cash and common stock. A summary of share-based award activity under the Performance Plan is as follows (shares in thousands):

		Weighted
		Average
		Grant Date
	Shares	Fair Value
Outstanding, September 28, 2007	90	$22.90
Granted	400	6.49
Forfeited	(90)	20.88

Outstanding, October 3, 2008	400	$6.49

     During fiscal 2008, the Company recorded a reversal of previously recognized stock based compensation expense of $1.1 million, related to the non-achievement of certain performance criteria and stock based compensation expense of $1.4 million, related to award grants that are still outstanding. During fiscal 2007 and 2006, the Company recorded expense of $1.4 million and $0.6 million, respectively. At October 3, 2008, the total unrecognized fair value compensation cost related to non-vested Performance Plan share awards was $1.3 million, which is expected to be recognized over a remaining weighted average period of approximately 0.6 years. At October 3, 2008, approximately 0.1 million shares of the Company’s common stock are available for issuance under this plan.

     2004 New Hire Plan
     The New Hire Plan contains service-based awards as well as awards which vest based on the achievement of certain stock price appreciation conditions. A summary of share-based award activity under the New Hire Plan is as follows (shares in thousands):

		Weighted
		Average Grant
	Shares	Date Fair Value
Outstanding, September 28, 2007	311	$11.50
Granted	25	4.50
Vested	(162)	15.18
Forfeited	(100)	15.30

Outstanding, October 3, 2008	74	$10.59

     Shares of the market condition awards may vest based upon two years of service and certain stock price appreciation conditions. The Company measures share awards with market conditions at fair value on the grant-date using valuation techniques in accordance with SFAS No. 123(R), which gives consideration to the range of various vesting probabilities.
     During fiscal 2008 and 2007, the Company recognized $1.1 million and $0.3 million in stock based compensation expense related to the New Hire Plan, respectively. In addition, due to the departure of the Company’s former President and CEO in fiscal 2008, the vesting period of 0.2 million service-based awards was accelerated and 0.1 million market condition awards were forfeited due to non-achievement of vesting conditions resulting in the recognition of $1.3 million of stock based compensation and the reversal of $0.3 million of stock based compensation, respectively. At October 3, 2008, the total unrecognized fair value compensation cost related to non-vested New Hire Plan was $0.5 million, which is expected to be recognized over a remaining weighted average period of approximately 1.8 years. There were no shares granted or outstanding under the New Hire Plan in fiscal 2006.
9. Employee Benefit Plans
     Retirement Savings Plan
     The Company sponsors 401(k) retirement savings plans that allow eligible U.S. employees to contribute a portion of their compensation, on a pre-tax or after-tax basis, subject to annual limits. The Company may match employee contributions in whole or in part up to specified levels, and the Company may make an additional discretionary contribution at fiscal year-end, based on the Company’s performance. Prior to June 4, 2004, all Company contributions to the retirement savings plans were invested in shares of the Company’s common stock and were vested immediately. Since June 4, 2004, Company contributions are made in cash, and are allocated based on the employee’s current investment elections. Expense under the retirement savings plans was $1.7 million, $2.1 million, and $2.4 million for fiscal 2008, 2007 and 2006, respectively.
     Retirement Medical Plan
     The Company has a retirement medical plan which covers certain of its employees and provides for medical payments to eligible employees and dependents upon retirement. At the time of the spin-off from Rockwell in fiscal 1999, the Company ceased offering retirement medical coverage to active salaried employees. Effective January 1, 2003, the Company elected to wind-down this plan, and it was phased out as of December 31, 2007. Retirement medical credit, consisting principally of interest accrued on the accumulated retirement medical obligation and the effects of the wind-down of the plan beginning in fiscal 2003, was approximately $0.6 million, $2.0 million and $1.5 million in fiscal 2008, 2007 and 2006, respectively. The wind-down of the plan was completed in fiscal 2008. No material payments are expected beyond fiscal 2008.

     The following tables represent activity for the Retirement Medical Plan (in thousands):

	Fiscal Year Ended
	2008	2007
Change in benefit obligation:
Benefit obligation at beginning of year	$86	$375
Interest cost	—	14
Plan participants’ contributions	308	709
Actuarial gain	32	(234)
Benefits paid	(426)	(778)

Benefit obligation at end of year	$—	$86

Change in plan assets:
Fair value of plan assets at beginning of year	$—	$—
Employer contributions	118	69
Plan participants’ contributions	308	709
Benefits paid, including expenses	(426)	(778)

Fair value of plan assets at end of year	$—	$—

Reconciliation of funded status to accrued benefit cost:
Funded status	$—	$(86)
Net actuarial loss	—	245
Net prior service credit	—	(1,393)
Adjustment for fourth quarter contributions	—	43

Accrued benefit cost	$—	$(1,191)

Weighted average assumptions for benefit obligations:
Measurement date	06/30/08	06/30/07
Discount rate	—	—
Expected return on plan assets	N/A	N/A
Rate of compensation increase	N/A	N/A
Weighted average assumptions for net periodic benefit costs:
Discount rate	0.0%	6.25%
Expected return on plan assets	N/A	N/A
Rate of compensation increase	N/A	N/A
Components of net periodic benefit cost:
Interest cost	$—	$14
Amortization of prior service costs	(1,393)	(5,574)
Recognized net actuarial loss	278	1,771

Net periodic benefit cost	$(1,115)	$(3,789)

     Pension Plans
     In connection with a restructuring plan initiated in September 1998, the Company offered a voluntary early retirement program (VERP) to certain salaried employees. Pension benefits under the VERP were paid from a then newly established pension plan (the VERP Plan) of Conexant. Benefits payable under the VERP Plan were equal to the excess of the total early retirement pension benefit over the vested benefit obligation retained by Rockwell under a pension plan sponsored by Rockwell prior to Rockwell’s spin-off of the Company. The Company also has certain pension plans covering its non-U.S. employees and retirees.
     In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS No. 158”). SFAS No. 158 requires plan sponsors of defined benefit pension and other postretirement benefit plans (collectively postretirement benefit plans) to recognize the funded status of their postretirement benefit plans in the statement of financial position; recognize the gains or losses and prior service costs or credits as a component of other comprehensive income that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87, “Employers’ Accounting for Pensions”; measure the fair value of plan assets and benefit obligations as of the date of the fiscal year-end statement of financial position; and provide additional disclosures about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation.

     For the fiscal year ended September 28, 2007, the Company adopted the recognition and disclosure provisions of SFAS No. 158. The effect of adopting SFAS No. 158 on the Company’s financial condition at September 28, 2007 has been included in the accompanying consolidated financial statements as described below. SFAS No. 158’s provisions regarding the change in the measurement date of postretirement benefit plans will require the Company to change its measurement date, beginning in fiscal year 2009, from June 26, 2009 to the Company’s fiscal year end date.
     The effects of adopting the provisions of SFAS No. 158 on our Consolidated Balance Sheet at September 28, 2007 are presented in the following table (in thousands):

		Effective of
	Prior to Adopting	Adopting
	SFAS No. 158	SFAS No. 158	As Reported
Current liabilities	$807	$—	$807
Accumulated other comprehensive income	$4,906	$—	$4,906
     The following tables represent activity for the VERP Plan (in thousands):

	Fiscal Year Ended
	2008	2007
Change in benefit obligation:
Benefit obligation at beginning of year	$20,464	$21,215
Interest cost	1,011	1,261
Actuarial gain	—	(155)
Benefits paid	(1,515)	(1,857)
Settlement payments	(20,989)	—
Settlement loss	1,029	—

Benefit obligation at end of year	$—	$20,464

Change in plan assets:
Fair value of plan assets at beginning of year	$19,122	$16,533
Actual return on plan assets	826	2,478
Employer contributions	2,556	1,968
Benefits paid, including expenses	(1,515)	(1,857)
Settlement payments	(20,989)	—

Fair value of plan assets at end of year	$—	$19,122

Reconciliation of funded status to net amounts recognized:
Funded status	$—	$(1,342)
Unrecognized net actuarial loss	—	—
Adjustment for fourth quarter expenses	—	—
Adjustment for fourth quarter contributions	—	535

Net amount recognized	$—	$(807)

Amounts recognized in the statement of financial position:
Accrued benefit liability	$—	$(807)
Accumulated other comprehensive loss	—	4,906

Net amount recognized	$—	$4,099

Information for plans with accumulated benefit obligation in excess of plan assets:
Projected benefit obligation	$—	$20,464
Accumulated benefit obligation	—	20,464
Fair value of plan assets at end of year	—	19,122
Weighted average assumptions for benefit obligations:
Measurement date	06/30/08	06/30/07
Discount rate	6.20%	6.20%
Expected long-term return on plan assets	8.6%	7.00%
Rate of compensation increase	N/A	N/A
Weighted average assumptions for net periodic benefit costs:
Discount rate	6.20%	6.23%
Expected return on plan assets	8.60%	7.00%
Rate of compensation increase	N/A	N/A

	Fiscal Year Ended
	2008	2007
Components of net periodic benefit cost recognized in other comprehensive income:
Interest cost	$1,023	$1,261
Expected return on plan assets	(1,247)	(1,121)
Recognized net actuarial loss	141	221
Settlement adjustment	4,820	—

Net periodic benefit cost recognized in other comprehensive income	$4,737	$361

Weighted average asset allocation:
Equity securities	—	75.0%
Debt securities	—	20.0%
Other	—	5.0%

Total	—	100.0%

     In May 2008, the Company determined it would terminate its VERP which it had offered to certain salaried employees in association with a restructuring plan initiated in September 1998. The Company settled its liability related to the VERP via the purchase of a non-participating annuity contract. During fiscal 2008, the Company recorded a pension settlement charge of $6.3 million. As a result of the termination, no further contributions or benefit payouts will occur. Net pension expense was a credit of approximately $0.1 million for fiscal 2008 and expense of approximately $0.2 million for each of fiscal 2007 and 2006.
10. Asset Impairments
     Goodwill is tested at the reporting unit level annually and, if necessary, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Property, plant and equipment are continually monitored and are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. The fair values of the reporting units are determined using a combination of a discounted cash flow model and revenue multiple model.
     Broadband Access
     During fiscal 2008, the Company continued its review and assessment of the future prospects of its businesses, products and projects with particular attention given to the BBA business unit. The current challenges in the competitive DSL market have resulted in the net book value of certain assets within the BBA business unit to be considered not fully recoverable. As a result, the Company recorded impairment charges of $108.8 million related to goodwill, $1.9 million related to intangible assets, $6.5 million related to property, plant and equipment and $3.4 million related to electronic design automation tools (see below). The impairment charges have been included in net loss from discontinued operations.
     Broadband Media Processing
     During fiscal 2008, the Company reevaluated its reporting unit operations with particular attention given to various scenarios for the BMP business. The determination was made that the net book value of certain assets within the BMP business unit were considered not fully recoverable. As a result, the Company recorded impairment charges of $119.6 million and $2.1 million to goodwill and property, plant and equipment, respectively. The impairment charges have been included in net loss from discontinued operations.
     Electronic Design Automation Tools
     During fiscal 2008, the Company performed a detailed analysis on its inventory of electronic design automation (“EDA”) tools and technology licenses that are specifically related to the BMP and BBA operations.
     The majority of BMP related EDA tools and technology licenses are not transferable upon the sale of BMP to NXP (see Note 2). The EDA tools and technology licenses associated with the BMP operations will have no useful application to the Company’s remaining operations and therefore an impairment charge related to the EDA tools and technology licenses of $21.1 million was recognized in fiscal 2008. The impairment charges have been presented as discontinued operations in the consolidated statement of operations since they relate to BMP.

     The future operations of the BBA business unit were deemed insufficient to support the realization of the EDA tools and technology utilized by the BBA business unit and were determined to have no useful application to the Company’s remaining operations; therefore, an impairment charge related to the EDA tools and technology licenses of $3.4 million was recognized during fiscal 2008. The impairment charges have been presented as discontinued operations in the consolidated statements of operations since they relate to BBA.
     During fiscal 2007, the Company recorded asset impairment charges of $225.4 million, consisting primarily of goodwill impairment charges of $184.7 million, intangible impairment charges of $30.3 million and property, plant and equipment impairment charges of $6.1 million resulting from declines in the embedded wireless network product lines coupled with the Company’s decision to discontinue further investment in stand-alone wireless networking product lines. In addition, during fiscal 2007, the Company’s loss from discontinued operations includes asset impairment charges of $128.2 million. The fiscal 2007 asset impairment charges included in discontinued operations is comprised of goodwill impairment charges of $124.8 million which resulted from declines in the performance of certain broadband media products in the prior fiscal year.
11. Special Charges
     Special charges consist of the following (in thousands):

	Fiscal Year Ended
	2008	2007	2006
Litigation charges	$—	$1,497	$—
Restructuring charges	11,539	7,227	3,641
VERP settlement charge	6,294	—	—
Gain on sale of property	961	—	—
Other special (credits) charges	(112)	(364)	90

	$18,682	$8,360	$3,731

     Litigation Charges
     During fiscal 2007, the Company recorded $18.6 million in litigation charges primarily related to the settlement of its litigation with Orckit Communications Ltd. During fiscal 2006, the Company recorded $70.0 million in litigation charges related to the settlement of its patent infringement litigation with Texas Instruments Incorporated. See Note 7 for further information regarding legal matters. These litigation charges have been presented as discontinued operations in the consolidated statements of operations since they relate to BBA.
     Restructuring Charges
     The Company has implemented a number of cost reduction initiatives to improve its operating cost structure. The cost reduction initiatives included workforce reductions and the closure or consolidation of certain facilities, among other actions.
     As of October 3, 2008, the Company has remaining restructuring accruals of $28.9 million, of which $0.1 million relates to workforce reductions and $28.8 million relates to facility and other costs. Of the $28.9 million of restructuring accruals at October 3, 2008, $11.0 million is included in other current liabilities and $17.9 million is included in other non-current liabilities in the accompanying consolidated balance sheet. The Company expects to pay the amounts accrued for the workforce reductions through fiscal 2009 and expects to pay the obligations for the non-cancelable lease and other commitments over their respective terms, which expire at various dates through fiscal 2021. The facility charges were determined in accordance with the provisions of SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS No. 146). As a result, the Company recorded the net present value of the future lease obligations and will accrete the remaining amounts into expense over the remaining terms of the non-cancellable leases. Cash payments to complete the restructuring actions will be funded from available cash reserves and funds from product sales, and are not expected to significantly impact the Company’s liquidity.
     Fiscal 2008 Restructuring Actions — During fiscal 2008, the Company announced its decision to discontinue investments in standalone wireless networking solutions and other product areas. In relation to these announcements, the Company has recorded $6.3 million of total charges for the cost of severance benefits for the affected employees. Additionally, the Company recorded charges of $1.8 million relating to the consolidation of certain facilities under non-cancelable leases which were vacated. As a result of the sale of the BBA business (See Note 17), restructuring expenses of $0.8 million incurred in fiscal 2008, which related to fiscal 2008 restructuring actions, were reclassed to discontinued operations in the consolidated statements of operations.
     Activity and liability balances recorded as part of the Fiscal 2008 Restructuring Actions during fiscal 2008 were as follows (in thousands):

	Workforce	Facility
	Reductions	and Other	Total
Charged to costs and expenses	$6,254	$1,762	$8,016
Cash payments	(6,161)	(731)	(6,892)

Restructuring balance, October 3, 2008	$93	$1,031	$1,124

     Fiscal 2007 Restructuring Actions — During fiscal 2007, the Company announced several facility closures and workforce reductions. In total, the Company has notified approximately 670 employees of their involuntary termination and recorded $9.5 million of total charges for the cost of severance benefits for the affected employees. Additionally, the Company recorded charges of $2.0 million relating to the consolidation of certain facilities under non-cancelable leases which were vacated. The non-cash facility accruals resulted from the reclassification of deferred gains on the previous sale-leaseback of two facilities totaling $8.0 million in fiscal 2008 and $4.9 million in fiscal 2007. As a result of the Company’s sale of its BMP business unit in fiscal 2008, restructuring expenses of $2.9 million and $2.2 million, incurred in fiscal 2008 and 2007, respectively, which were related to fiscal 2007 restructuring actions were reclassed to discontinued operations in the consolidated statements of operations.
     As a result of the sale of the BBA business (See Note 17), restructuring expenses of $2.7 million, incurred in fiscal 2007, which related to fiscal 2007 restructuring actions, were reclassed to discontinued operations in the consolidated statements of operations.
     Activity and liability balances recorded as part of the Fiscal 2007 Restructuring Actions through October 3, 2008 were as follows (in thousands):

	Workforce	Facility
	Reductions	and Other	Total
Charged to costs and expenses	$9,477	$2,040	$11,517
Non-cash items	—	4,868	4,868
Cash payments	(5,841)	(268)	(6,109)

Restructuring balance, September 28, 2007	3,636	6,640	10,276
Charged to costs and expenses	11	6,312	6,323
Non-cash items	—	8,039	8,039
Cash payments	(3,631)	(4,309)	(7,940)

Restructuring balance, October 3, 2008	$16	$16,682	$16,698

     Fiscal 2006 and 2005 Restructuring Actions — During fiscal years 2006 and 2005, the Company announced operating site closures and workforce reductions. In total, the Company notified approximately 385 employees of their involuntary termination. During fiscal 2006 and 2005, the Company recorded total charges of $24.1 million based on the estimates of the cost of severance benefits for the affected employees and the estimated relocation benefits for those employees who were offered and accepted relocation assistance. Additionally, the Company recorded charges of $21.3 million relating to the consolidation of certain facilities under non-cancelable leases which were vacated. As a result of the sale of the BBA business (See Note 17), restructuring credits of $0.9 million and expenses of $0.6 million incurred in fiscal 2006, which related to fiscal 2005 and 2006 restructuring actions, respectively, were reclassed to discontinued operations in the consolidated statements of operations.

     Activity and liability balances recorded as part of the Fiscal 2006 and 2005 Restructuring Actions in fiscal 2008, 2007 and 2006 were as follows (in thousands):

	Workforce	Facility
	Reductions	and Other	Total
Restructuring balance, October 1, 2005	$3,609	$25,220	$28,829
Charged to costs and expenses	1,852	1,407	3,259
Reclassification from accrued compensation and benefits and other	1,844	55	1,899
Cash payments	(5,893)	(8,031)	(13,924)

Restructuring balance, September 29, 2006	1,412	18,651	20,063
Reclassification to other current liabilities and other liabilities	—	(2,687)	(2,687)
Charged to costs and expenses	55	559	614
Cash payments	(1,336)	(4,007)	(5,343)

Restructuring balance, September 28, 2007	131	12,516	12,647
Reclassification from other current liabilities and other liabilities	—	3,359	3,359
Charged to costs and expenses	(130)	285	155
Cash payments	(1)	(5,123)	(5,124)

Restructuring balance, October 3, 2008	$—	$11,037	$11,037

12. Other Expense (Income), Net
     Other expense (income), net consists of the following (in thousands):

	Fiscal Year Ended
	2008	2007	2006
Investment and interest income	$(7,237)	$(13,833)	$(17,921)
Decrease in the fair value of derivative instruments	14,974	952	16,666
Impairment of equity securities	—	—	19,872
Loss on rental property	1,435	—	—
Gains on investments in equity securities	(896)	(17,016)	(4,414)
Other	947	(6,608)	78

	$9,223	$(36,505)	$14,281

     Other expense, net for fiscal 2008 was primarily comprised of $7.2 million of investment and interest income on invested cash balances, a $15.0 million decrease in the fair value of the Company’s warrant to purchase six million shares of Mindspeed common stock mainly due to a decline in Mindspeed’s stock price during fiscal 2008 and $1.4 million of expense related to a rental property.
     Other (income), net for fiscal 2007 was primarily comprised of $13.8 million of investment and interest income on invested cash balances and $17.0 million of gains on investments in equity securities, primarily the sale of the Skyworks shares.
     Other expense, net for fiscal 2006 was comprised of a $19.9 million charge for the other-than-temporary impairment of equity securities (including an $18.5 million charge related to our 6.2 million shares of Skyworks common stock) and a $16.7 million decrease in the fair value of the Company’s warrant to purchase six million shares of Mindspeed common stock mainly due to a decline in Mindspeed’s stock price during fiscal 2006, partially offset by $17.9 million of investment and interest income on invested cash balances and $4.4 million of gains on investments in equity securities
13. Related Party Transactions
     Mindspeed Technologies, Inc.
     As of October 3, 2008 the Company holds a warrant to purchase six million shares of Mindspeed common stock at an exercise price of $17.04 per share exercisable through June 2013. In addition, two members of the Company’s Board of Directors also serve on the Board of Mindspeed. No significant amounts were due to or receivable from Mindspeed at October 3, 2008.
     Lease Agreement — The Company subleases an office building to Mindspeed. Under the sublease agreement, Mindspeed pays amounts for rental expense and operating expenses, which include utilities, common area maintenance, and security services. The Company recorded income related to the Mindspeed sublease agreement of $2.6 million in fiscal 2008 and $2.5 million during each of fiscal 2007 and 2006. Additionally, Mindspeed made payments directly to the Company’s landlord totaling $4.0 million, $4.1 million and $4.0 million in fiscal 2008, 2007 and 2006, respectively.
     Skyworks Solutions, Inc. (Skyworks)
     One member of the Company’s Board of Directors, also serves on the Board of Skyworks. No significant amounts were due to or receivable from Skyworks at October 3, 2008.
     Inventory Purchases — During fiscal 2008, 2007 and 2006, the Company purchased inventory from Skyworks totaling $4.8 million, $1.2 million and $1.9 million, respectively.
     Jazz Semiconductor, Inc. (Jazz)
     In February 2007, the Company sold its approximate 42% ownership interest in Jazz Semiconductor to Acquicor Technology Inc., which was renamed Jazz Technologies, Inc. after the transaction, and Jazz Semiconductor became a wholly-owned subsidiary of Jazz Technologies (Jazz). The Company received proceeds of $105.6 million, including collection of an escrow receivable of $6.8 million, as a result of this transaction. Immediately prior to the closing of the sale of Jazz, the Company made an equity investment of $10.0 million in Acquicor Technology Inc. and acquired 1.7 million shares of Jazz common stock. The Company deferred $5.8 million of the total gain on sale of Jazz until August 2007, when the 1.7 million shares of common stock were sold.
     Wafer and Probe Services Purchases — The Company entered into a five-year wafer supply and services agreement with Jazz in March 2002, under which it was provided with $60.0 million of credits to be used during the third, fourth and fifth years of the agreement to offset any increases in the contract prices for wafers purchased by the Company during those years. Through June 2006, the Company had not realized any of these credits because Jazz did not increase the contract price of wafers sold pursuant to the agreement. During the first three years of the wafer supply and services agreement, the Company was obligated to purchase a minimum volume of wafers and, in each year, it purchased more than the specified minimum volume. In addition, following the expiration of the agreement, the Company had the right to apply up to an aggregate of $20.0 million of unused credits to wafer purchases, limited in amount to $400 per wafer, regardless of price. Through June 2006, the Company had not accrued for any of these future credits, as they were neither probable nor reasonably estimable at that time. In June 2006, the Company and Jazz entered into a wafer supply termination agreement in which both parties agreed to terminate the wafer supply and services agreement. As a result of the termination agreement, the Company is no longer entitled to use any wafer credits provided to it under the original agreement. The Company recognized a gain of $17.5 million, which was recorded as a reduction of cost of goods sold, during fiscal 2006 as a result of the termination agreement. The Company also recorded its share of Jazz’s expense related to the termination agreement as a component of losses of equity method investments, which is included in other expense (income), net in the accompanying consolidated statement of operations for fiscal 2006.
     As of October 3, 2008, Jazz is no longer a related party of the Company.

14. Segment Information
     Geographic Regions:
     Net revenues by geographic regions, based upon the country of destination, were as follows (in thousands):

	Fiscal Year Ended
	2008	2007	2006
United States	$9,139	$12,515	$20,156
Other Americas	9,761	10,375	9,540

Total Americas	18,900	22,890	29,696
China	213,847	214,265	232,501
South Korea	7,105	16,101	24,758
Taiwan	18,696	25,989	82,535
Other Asia-Pacific	66,187	72,528	95,554

Total Asia-Pacific	305,835	328,883	435,348
Europe, Middle East and Africa	6,769	8,930	20,527

	$331,504	$360,703	$485,571

     The Company believes a portion of the products sold to original equipment manufacturers (OEMs) and third-party manufacturing service providers in the Asia-Pacific region are ultimately shipped to end-markets in the Americas and Europe. For fiscal 2008, 2007 and 2006, there was one distribution customer that accounted for 11%, 23% and 16% of net revenues, respectively. Sales to the Company’s twenty largest customers represented approximately 45%, 85% and 63% of net revenues for fiscal 2008, 2007 and 2006, respectively.
     Long-lived assets consist of property, plant and equipment and certain other long-term assets. Long-lived assets by geographic area were as follows (in thousands):

	October 3,	September 28,
	2008	2007
United States	$49,240	$71,230
India	2,627	4,796
Other Asia-Pacific	4,209	2,807
Europe, Middle East and Africa	34	721

	$56,110	$79,554

     Product Lines
     In early fiscal 2008, the Company decided to discontinue its investments in stand-alone wireless networking products and technologies. As a result, the Company has moved its remaining gateway-oriented embedded wireless networking products and technologies, which enable and support the Company’s DSL gateway solutions, into its IPM product line. Net revenues are all related to the IPM product line.

15. Quarterly Results of Operations (Unaudited)
     The following is a summary of the Company’s unaudited quarterly results of operations for fiscal 2008 and 2007 (in thousands, except per share data).

	Fiscal Quarter Ended
Fiscal 2008	Oct. 3, 2008	Jun. 27, 2008	Mar. 28, 2008	Dec. 28, 2007
Net revenues	$81,115	$73,902	$76,238	$100,249
Gross margin	46,954	41,593	44,059	61,647
(Loss) income from continuing operations	(1,457)	(3,500)	(2,467)	7,650
Gain on sale of discontinued operations	6,268	—	—	—
Loss from discontinued operations	(3,894)	(146,371)	(139,537)	(16,868)
Net income (loss)	917	(149,871)	(142,004)	(9,218)
(Loss) income per share from continuing operations, basic and fully diluted	(0.03)	(0.07)	(0.05)	0.16
Gain per share from sale of discontinued operations, basic and fully diluted	0.13	0.00	0.00	0.00
Loss per share from discontinued operations, basic and fully diluted	(0.08)	(2.96)	(2.83)	(0.34)
Net income (loss) per share, basic and fully diluted	0.02	(3.03)	(2.88)	(0.19)

	Fiscal Quarter Ended
Fiscal 2007	Sep. 28, 2007	Jun. 29, 2007	Mar. 30, 2007	Dec. 30, 2006
Net revenues	$88,168	$81,580	$84,653	$106,302
Gross margin	46,456	45,206	46,838	60,231
(Loss) income from continuing operations	(61,760)	(4,224)	(113,311)	11,889
Loss from discontinued operations	(173,005)	(31,003)	(20,135)	(10,913)
Net (loss) income	(234,765)	(35,227)	(133,446)	976
(Loss) income per share from continuing operations, basic and fully diluted	(1.26)	(0.09)	(2.32)	0.24
Loss per share from discontinued operations, basic and fully diluted	(3.52)	(0.63)	(0.41)	(0.22)
Net (loss) income per share, basic and fully diluted	(4.77)	(0.72)	(2.73)	0.02

16. Supplemental Guarantor Financial Information
     In November 2006, the Company issued $275.0 million of floating rate senior secured notes due November 2010. The floating rate senior secured notes rank equally in right of payment with all of the Company’s (the Parent’s) existing and future senior debt and senior to all of its existing and future subordinated debt. The notes are also jointly, severally and unconditionally guaranteed, on a senior basis, by three of the Parent’s wholly owned U.S. subsidiaries: Conexant, Inc., Brooktree Broadband Holding, Inc., and Ficon Technology, Inc. (collectively, the Subsidiary Guarantors). The guarantees rank equally in right of payment with all of the Subsidiary Guarantors’ existing and future senior debt and senior to all of the Subsidiary Guarantors’ existing and future subordinated debt.
     The notes and guarantees (and certain hedging obligations that may be entered into with respect thereto) are secured by first-priority liens, subject to permitted liens, on substantially all of the Parent’s and the Subsidiary Guarantors’ assets (other than accounts receivable and proceeds therefrom and subject to certain exceptions), including, but not limited to, the intellectual property, owned real property, plant and equipment now owned or hereafter acquired by the Parent and the Subsidiary Guarantors.
     In lieu of providing separate financial statements for the Subsidiary Guarantors, the Company has included the accompanying condensed consolidating financial statements. These condensed consolidating financial statements are presented on the equity method of accounting. Under this method, the Parent’s and Subsidiary Guarantors’ investments in their subsidiaries are recorded at cost and adjusted for their share of the subsidiaries’ cumulative results of operations, capital contributions and distributions and other equity changes. The financial information of the three Subsidiary Guarantors has been combined in the condensed consolidating financial statements.
     The following guarantor financial information has been adjusted to reflect the Company’s discontinued operations. See Note 2 for further information regarding the sale of the Company’s BMP product line during fiscal 2008. In addition, subsequent to the issuance of the Company’s fiscal 2007 consolidated financial statements, the Company has corrected its guarantor financial information to: (1) properly apply the equity method of accounting to its condensed consolidating financial statements at September 28, 2007; and (2) properly present the results of its intercompany transactions within its condensed consolidating balance sheets and statements of cash flows (as financing activities rather than operating activities) for the years ended September 28, 2007 and September 29, 2006 in accordance with SEC Regulation S-X, Rule 3-10(f).

     The following tables present the Company’s condensed consolidating balance sheets as of October 3, 2008 and September 28, 2007 (in thousands):

	October 3, 2008
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Current assets:
Cash and cash equivalents	$69,738	$—	$36,145	$—	$105,883
Restricted cash	18,000	—	8,800	—	26,800
Receivables, net	—	169,158	57,584	(177,745)	48,997
Inventories, net	19,372	—	—	—	19,372
Other current assets	32,998	3	4,937	—	37,938
Current assets held for sale	25,248	—	4,482	—	29,730

Total current assets	165,356	169,161	111,948	(177,745)	268,720
Property, plant and equipment, net	11,292	—	6,118	—	17,410
Goodwill	17,911	89,404	3,097	—	110,412
Intangible assets, net	4,167	5,992	452	—	10,611
Other assets	36,753	—	2,497	—	39,250
Investments in subsidiaries	291,511	26,694	—	(318,205)	—

Total assets	$526,990	$291,251	$124,112	$(495,950)	$446,403

Current liabilities:
Current portion of long-term debt	$17,707	$—	$—	$—	$17,707
Short-term debt	—	—	40,117	—	40,117
Accounts payable	164,057	—	48,582	(177,745)	34,894
Accrued compensation and benefits	10,841	—	2,360	—	13,201
Other current liabilities	39,592	932	2,665	—	43,189
Current liabilities to be assumed	3,135	—	860	—	3,995

Total current liabilities	235,332	932	94,584	(177,745)	153,103
Long-term debt	373,693	—	—	—	373,693
Other liabilities	54,699	—	1,642	—	56,341

Total liabilities	663,724	932	96,226	(177,745)	583,137
Shareholders’ (deficit) equity	(136,734)	290,319	27,886	(318,205)	(136,734)

Total liabilities and equity (deficit)	$526,990	$291,251	$124,112	$(495,950)	$446,403

	September 28, 2007
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Current assets:
Cash and cash equivalents	$199,263	$—	$34,884	$—	$234,147
Restricted cash	—	—	8,800	—	8,800
Receivables, net	—	169,158	90,957	(179,259)	80,856
Inventories, net	19,002	—	—	—	19,002
Other current assets	11,646	2	6,069	—	17,717
Current assets held for sale	65,376	173,640	34,854	—	273,870

Total current assets	295,287	342,800	175,564	(179,259)	634,392
Property, plant and equipment, net	22,968	—	7,623	—	30,591
Goodwill	59,321	40,549	6,195	—	106,065
Intangible assets, net	3,626	2,329	589	—	6,544
Other assets	62,367	—	2,115	—	64,482
Investments in subsidiaries	530,107	19,199	—	(549,306)	—
Long-term assets held for sale	19,703	108,777	15,415	—	143,895

Total assets	$993,379	$513,654	$207,501	$(728,565)	$985,969

Current liabilities:
Current portion of long-term debt	$58,000	$—	$—	$—	$58,000
Short-term debt	—	—	80,000	—	80,000
Accounts payable	183,940	—	75,890	(179,259)	80,571
Accrued compensation and benefits	15,587	—	5,524	—	21,111
Other current liabilities	62,510	931	3,211	—	66,652
Current liabilities to be assumed	6,601	—	3,097	—	9,698

Total current liabilities	326,638	931	167,722	(179,259)	316,032
Long-term debt	467,000	—	—	—	467,000
Other liabilities	52,675	—	3,196	—	55,871
Long-term liabilities to be assumed	551	—	—	—	551

Total liabilities	846,864	931	170,918	(179,259)	839,454
Shareholders’ equity (deficit)	146,515	512,723	36,583	(549,306)	146,515

Total liabilities and equity (deficit)	$993,379	$513,654	$207,501	$(728,565)	$985,969

The following tables present the Company’s condensed consolidating statements of operations for the fiscal years ended October 3, 2008, September 28, 2007 and September 29, 2006 (in thousands):

	Year Ended October 3, 2008
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Net revenues	$298,265	$8,180	$25,059	$—	$331,504
Cost of goods sold	117,226	—	20,025	—	137,251

Gross margin	181,039	8,180	5,034	—	194,253
Operating expenses:
Research and development	58,439	—	—	—	58,439
Selling, general and administrative	70,344	—	7,561	—	77,905
Amortization of intangible assets	2,885	—	767	—	3,652
Asset impairments	255	—	22	—	277
Special charges	14,784	—	3,898	—	18,682

Total operating expenses	146,707	—	12,248	—	158,955

Operating income (loss)	34,332	8,180	(7,214)	—	35,298
(Loss) equity in income of subsidiaries	(201,224)	7,493	—	193,731	—
Interest expense	23,311	—	4,493	—	27,804
Other expense (income) , net	34,789	—	(25,566)	—	9,223

(Loss) income from continuing operations before income taxes and gain on equity method investments	(224,992)	15,673	13,859	193,731	(1,729)
Provision for income taxes	(1,007)	—	1,856	—	849

(Loss) income from continuing operations before gain on equity method investments	(223,985)	15,673	12,003	193,731	(2,578)
Gain on equity method investments	2,804	—	—	—	2,804

(Loss) income from continuing operations	(221,181)	15,673	12,003	193,731	226
Gain on sale of discontinued operations	1,777	1,609	2,882	—	6,268
(Loss) income from discontinued operations	(80,772)	(226,923)	1,025	—	(306,670)

Net (loss) income	$(300,176)	$(209,641)	$15,910	$193,731	$(300,176)

	Year Ended September 28, 2007
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Net revenues	$298,906	$6,549	$55,248	$—	$360,703
Cost of goods sold	117,897	—	44,075	—	161,972

Gross margin	181,009	6,549	11,173	—	198,731
Operating expenses:
Research and development	89,694	—	2,191	—	91,885
Selling, general and administrative	67,972	3	12,918	—	80,893
Amortization of intangible assets	8,569	—	986	—	9,555
Asset impairments	10,252	214,972	156	—	225,380
Special charges	4,864	—	3,496	—	8,360

Total operating expenses	181,351	214,975	19,747	—	416,073

Operating loss	(342)	(208,426)	(8,574)	—	(217,342)
(Loss) equity in income of subsidiaries	(331,771)	799	—	330,972	—
Interest expense	30,363	—	6,590	—	36,953
Other expense (income), net	706	8	(37,219)	—	(36,505)

(Loss) income from continuting operations before income taxes and gain on equity method investments	(363,182)	(207,635)	22,055	330,972	(217,790)
Provision for income taxes	(1,559)	—	2,357	—	798

(Loss) income from continuting operations before gain on equity method investments	(361,623)	(207,635)	19,698	330,972	(218,588)
Gain on equity method investments	51,182	—	—	—	51,182

(Loss) income from continuing operations	(310,441)	(207,635)	19,698	330,972	(167,406)
Loss from discontinued operations	(92,021)	(143,035)	—	—	(235,056)

Net (loss) income	$(402,462)	$(350,670)	$19,698	$330,972	$(402,462)

	Year Ended September 29, 2006
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Net revenues	$402,047	$14,039	$69,485	$—	$485,571
Cost of goods sold	146,210	—	60,099	—	206,309

Gross margin	255,837	14,039	9,386	—	279,262
Operating expenses:
Research and development	99,192	—	2,082	—	101,274
Selling, general and administrative	76,585	—	13,278	—	89,863
Amortization of intangible assets	17,296	—	1,154	—	18,450
Asset impairments	83	—	2	—	85
Special charges	3,553	—	178	—	3,731

Total operating expenses	196,709	—	16,694	—	213,403

Operating income (loss)	59,128	14,039	(7,308)	—	65,859
(Loss) equity in income of subsidiaries	(7,504)	1,232	—	6,272	—
Interest expense	27,425	—	5,142	—	32,567
Other expense (income), net	33,225	—	(18,944)	—	14,281

(Loss) income from continuing operations before income taxes and (loss) gain on equity method investments	(9,026)	15,271	6,494	6,272	19,011
Provision for income taxes	(320)	—	1,209	—	889

(Loss) income from continuing operations before (loss) gain on equity method investments	(8,706)	15,271	5,285	6,272	18,122
(Loss) gain on equity method investments	(8,187)	—	23	—	(8,164)

(Loss) income from continuing operations	(16,893)	15,271	5,308	6,272	9,958
Loss from discontinued operations	(105,698)	(26,851)	—	—	(132,549)

Net (loss) income	$(122,591)	$(11,580)	$5,308	$6,272	$(122,591)

     The following tables present the Company’s condensed consolidating statements of cash flows for the fiscal years ended October 3, 2008, September 28, 2007 and September 29, 2006 (in thousands):

	Year Ended October 3, 2008
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(65,165)	$(2,922)	$39,185	$10,552	$(18,350)
Cash flows from investing activities:
Proceeds from sale of business	82,035	—	13,332	—	95,367
Proceeds from sales of property, plant and equipment	574	—	8,375	—	8,949
Purchases of property, plant and equipment	(3,601)	—	(2,357)	—	(5,958)
Payments for acquisitions, net of cash acquired	(16,088)	—	—	—	(16,088)
Purchases of equity securities	(755)	—	—	—	(755)
Restricted cash	(18,000)	—	—	—	(18,000)
Purchases of accounts receivable	—	—	(520,643)	520,643	—
Collections of accounts receivable	—	—	531,195	(531,195)	—

Net cash provided by (used in) investing activities	44,165	—	29,902	(10,552)	63,515

Cash flows from financing activities:
Repayment from short-term debt, net	—	—	(39,883)	—	(39,883)
Repurchases and retirements of long-term debt	(133,600)	—	—	—	(133,600)
Proceeds from issuance of common stock	1,088	—	—	—	1,088
Repayment of shareholder notes receivables	25	—	—	—	25
Interest rate swap security deposit	(2,517)	—	—	—	(2,517)
Intercompany balances, net	26,479	2,922	(29,401)	—	—

Net cash (used in) provided by financing activities	(108,525)	2,922	(69,284)	—	(174,887)

Net decrease in cash and cash equivalents	(129,525)	—	(197)	—	(129,722)
Cash and cash equivalents at beginning of year	199,263	—	36,342	—	235,605

Cash and cash equivalents at end of year	$69,738	$—	$36,145	$—	$105,883

	Year Ended September 28, 2007
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(185,293)	$84,155	$109,973	$(20,686)	$(11,851)
Cash flows from investing activities:
Proceeds from sale of equity securities and other assets	168,186	—	—	—	168,186
Proceeds from sales and maturities of marketable debt securities	100,573	—	—	—	100,573
Purchases of marketable securities	(27,029)	—	—	—	(27,029)
Purchases of property, plant and equipment	(15,970)	—	(14,352)	—	(30,322)
Payments for acquisitions, net of cash acquired	(5,029)	—	—	—	(5,029)
Purchases of equity securities	(1,200)	—	—	—	(1,200)
Purchases of accounts receivable	—	—	(606,122)	606,122	—
Collections of accounts receivable	—	—	601,131	(601,131)	—

Net cash provided by (used in) investing activities	219,531	—	(19,343)	4,991	205,179

Cash flows from financing activities:
Repayment from short-term debt, net	—	—	(1,198)	—	(1,198)
Proceeds from long-term debt, net	264,760	—	—	—	264,760
Repurchases and retirements of long-term debt	(456,500)	—	—	—	(456,500)
Proceeds from issuance of common stock	9,568	—	—	—	9,568
Repayment of shareholder notes receivables	21	—	—	—	21
Dividends paid	—	—	(15,695)	15,695	—
Intercompany balances, net	171,778	(84,155)	(87,623)	—	—

Net cash (used in) provided by financing activities	(10,373)	(84,155)	(104,516)	15,695	(183,349)

Net increase (decrease) in cash and cash equivalents	23,865	—	(13,886)	—	9,979
Cash and cash equivalents at beginning of year	175,398	—	50,228	—	225,626

Cash and cash equivalents at end of year	$199,263	$—	$36,342	$—	$235,605

	Year Ended September 29, 2006
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$62,387	$(63,391)	$4,183	$(71,504)	$(68,325)
Cash flows from investing activities:
Proceeds from equity securities and other assets	6,870	—	—	—	6,870
Proceeds from sales and maturities of marketable securities	146,219	—	—	—	146,219
Purchases of marketable securities	(93,646)	—	—	—	(93,646)
Purchases of property, plant and equipment	(20,146)	—	(13,865)	—	(34,011)
Payments for acquisitions, net of cash acquired	(11,531)	—	—	—	(11,531)
Purchases of equity securities	(2,454)	—	—	—	(2,454)
Restricted cash	—	—	(8,800)	—	(8,800)
Purchases of accounts receivable	—	—	(574,572)	574,572	—
Collections of accounts receivable	—	—	503,068	(503,068)	—

Net cash provided by (used in) investing activities	25,312	—	(94,169)	71,504	2,647

Cash flows from financing activities:
Proceeds from short-term debt, net	—	—	78,459	—	78,459
Proceeds from long-term debt, net	243,583	—	—	—	243,583
Repurchases and retirements of long-term debt	(254,684)	—	—	—	(254,684)
Proceeds from issuance of common stock	21,050	—	—	—	21,050
Repayment of shareholder notes receivables	192	—	—	—	192
Intercompany balances, net	(93,235)	63,391	29,844	—	—

Net cash (used in) provided by financing activities	(83,094)	63,391	108,303	—	88,600

Net increase in cash and cash equivalents	4,605	—	18,317	—	22,922
Cash and cash equivalents at beginning of year	170,793	—	31,911	—	202,704

Cash and cash equivalents at end of year	$175,398	$—	$50,228	$—	$225,626

17. Subsequent events
     On April 21, 2009, the Company entered into an Asset Purchase Agreement with Ikanos Communications, Inc. (“Ikanos”), pursuant to which Ikanos agreed to acquire certain assets related to the BBA business (“the BBA Transaction”). Assets to be sold pursuant to the agreement included, among other things, specified intellectual property, inventory, contracts and tangible assets. Ikanos agreed to assume certain liabilities, including obligations under transferred contracts and certain employee-related liabilities. The BBA Transaction closed on August 24, 2009 for a cash purchase price of $53.97 million. A total of $6.75 million of the cash purchase price has been deposited into an escrow account. The escrow account will remain in place for twelve months following the closing of the BBA Transaction to satisfy potential indemnification claims by Ikanos pursuant to the indemnification provisions of the agreement.
     In accordance with SFAS No. 144, the Company determined that the BBA business, which constituted an operating segment of the Company, qualifies as a discontinued operation. The results of the BBA business have been reported as discontinued operations in the consolidated statements of operations for all periods presented. In accordance with the provisions of EITF 87-24, interest expense is allocated to discontinued operations based on the expected proceeds from the sale, net of any expected permitted investments, over the next twelve months. Interest expense allocated to discontinued operations for fiscal 2008, 2007 and 2006 was $3.8 million, $3.8 million and $1.8 million, respectively.
     The net assets of the BBA business, which are classified as held for sale in the Company’s consolidated balance sheet as of October 3, 2008 and September 28, 2007, are as follows (in thousands):

	October 3,	September 28,
	2008	2007
Inventories	$17,067	$23,006
Other current assets	599	413
Property, plant and equipment, net	7,502	16,085
Goodwill	—	108,570
Intangible assets, net	4,360	18,054
Other assets	202	1,186

Total assets held for sale	$29,730	$167,314

Accrued compensation and benefits	$1,788	$2,080
Other current liabilities	645	3,693
Other liabilities	1,562	551

Total liabilities to be assumed	$3,995	$6,324

     For fiscal 2008, the BBA revenues and income classified as discontinued operations were $171.2 million and $133.6 million, respectively. For fiscal 2007, the BBA revenues and income classified as discontinued operations were $212.9 million and $53.8 million, respectively. For fiscal 2006, the BBA revenues and income classified as discontinued operations were $267.7 million and $107.0 million, respectively.
     On August 28, 2009 the Company announced its intention to retire early up to $80.0 million of its floating rate senior secured notes (“The Notes”) due in November 2010. The Company is commencing a tender offer for $73.0 million of The Notes and intends to purchase an additional $7.0 million of The Notes. These transactions are anticipated to be completed by the end of the Company’s fourth fiscal quarter of 2009.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Conexant Systems, Inc.
Newport Beach, California
     We have audited the accompanying consolidated balance sheets of Conexant Systems, Inc. and subsidiaries (the “Company”) as of October 3, 2008 and September 28, 2007, and the related consolidated statements of operations, cash flows and shareholders’ equity and comprehensive loss for each of the three years in the period ended October 3, 2008. Our audits also included the financial statement schedule listed in Item 15. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and financial statement schedule based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Conexant Systems, Inc. and subsidiaries as of October 3, 2008 and September 28, 2007, and the results of their operations and their cash flows for each of the three years in the period ended October 3, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of October 3, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 25, 2008 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
November 25, 2008
(September 9, 2009 as to the effects of the disposition of the Broadband Access product line as described in Note 17 of the Notes to the Consolidated Financial Statements.)

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS

		Charged
	Balance at	(Credited)	Additions	Balance at
	Beginning	to Costs and	(Deductions)	End of
Description	of Year	Expenses	(1)	Year
	(In thousands)
Fiscal year ended October 3, 2008:
Allowance for doubtful accounts	$1,659	$(751)	$(74)	$834
Reserve for sales returns	3,264	(329)	—	2,935
Reserve for pricing allowances	—	—	—	—
Allowance for excess and obsolete inventories	11,986	5,575	(4,982)	12,579
Allowance for lower of cost or market inventories	268	(268)	—	—
Fiscal year ended September 28, 2007:
Allowance for doubtful accounts	$842	$20	$797	$1,659
Reserve for sales returns	3,248	988	(972)	3,264
Reserve for pricing allowances	500	(500)	—	—
Allowance for excess and obsolete inventories	24,333	(8,089)	(4,258)	11,986
Allowance for lower of cost or market inventories	1,563	(1,043)	(252)	268
Fiscal year ended September 29, 2006:
Allowance for doubtful accounts	$3,803	$(2,192)	$(769)	$842
Reserve for sales returns	5,789	134	(2,675)	3,248
Reserve for pricing allowances	5,400	(4,900)	—	500
Allowance for excess and obsolete inventories	31,077	1,898	(8,642)	24,333
Allowance for lower of cost or market inventories	6,739	(5,028)	(148)	1,563

(1)	Deductions in the allowance for doubtful accounts reflect amounts written off.